RBC BLUEBAY ENHANCED INCOME FUND

CLASS I SHARES (RIAEX), CLASS A SHARES (RIAAX), AND CLASS T SHARES (RIITX)

OF BENEFICIAL INTEREST

STATEMENT OF ADDITIONAL INFORMATION

May 28, 2026

This Statement of Additional Information (the “SAI”) provides additional information to the Prospectus for RBC BlueBay Enhanced Income Fund (the “Fund”) dated May 28, 2026, as it may be amended from time to time. This SAI is not a prospectus and should only be read in conjunction with the Prospectus. You may obtain the Prospectus without charge by writing to the RBC BlueBay Enhanced Income Fund, c/o U.S. Bank Global Fund Services, PO Box 219252, Kansas City, MO 64121-9252, by calling (800) 422-2766 or by visiting the Fund’s website at www.dfinview.com/usrbcgam.

Investors in the Fund will be informed of the Fund’s progress through periodic reports. Financial statements certified by an independent registered public accounting firm will be submitted to shareholders at least annually. Once available, copies of the Annual Report to Shareholders may be obtained upon request, without charge, by contacting the Fund at the address or telephone number listed above.

INVESTMENT POLICIES AND RISKS

The Fund’s principal investment strategies and the risks associated with the same are described in the “Summary of Terms” and “Types of Investments and Related Risks” sections of the Prospectus. The following discussion provides additional information about those principal investment strategies and related risks, as well as information about investment strategies (and related risks) that the Fund may utilize, even though they are not considered to be “principal” investment strategies. Accordingly, an investment strategy (and related risk) that is described below, but which is not described in the Prospectus, should not be considered to be a principal strategy (or related risk) applicable to the Fund.

Borrowing. The Fund may borrow for investment purposes and for other purposes permitted by the Investment Company Act of 1940, as amended (the”1940 Act”). Under current law as interpreted by the SEC and its staff, the Fund may borrow money in the amount of up to one-third of the Fund’s total assets for any purpose and up to 5% of the Fund’s total assets from banks or other lenders for temporary purposes. The Fund’s total assets include the amounts being borrowed. Under the 1940 Act, the Fund is required to have asset coverage of 300% with respect to permitted borrowings immediately after such borrowings. Borrowing tends to amplify the effects on the Fund’s net asset value (“NAV”) of any change in the Fund’s portfolio securities. Borrowing subjects the Fund to costs in the form of interest, which the Fund may not recover through investment earnings. The Fund may also be required to maintain minimum average balances in connection with a borrowing or to pay a commitment or other fee to maintain a line of credit. These types of requirements would increase the cost of borrowing to the Fund over the stated interest rate.

Cash Investments. When RBC Global Asset Management (U.S.) Inc. (the “Adviser”) or RBC Global Asset Management (UK) Limited (“RBC GAM-UK” or the “Sub-Adviser”) believes market, economic or political conditions are unfavorable for investors, the Adviser or the Sub-Adviser may invest up to 100% of the Fund’s net assets in cash, cash equivalents or other short-term investments. Unfavorable market or economic conditions may include excessive volatility or a prolonged general decline in the securities markets or the U.S. economy. The Adviser or the Sub-Adviser also may invest in these types of securities or hold cash while looking for suitable investment opportunities or to maintain liquidity.

Collateralized Debt Obligations (“CDOs”). The Fund may invest in CDOs. A CDO is a security backed by a pool of bonds, loans and other debt obligations. CDOs are not limited to investing in one type of debt and accordingly, a CDO may own corporate bonds, commercial loans, asset-backed securities (“ABS”), residential mortgage-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”) and emerging market debt. The CDO’s securities are typically divided into several classes, or bond tranches, that have differing levels of investment grade or credit tolerances. Most CDO issues are structured in a way that enables the senior bond classes and mezzanine classes to receive investment-grade credit ratings. Credit risk is shifted to the most junior class of securities. If any defaults occur in the assets backing a CDO, the senior bond classes are first in line to receive principal and interest payments, followed by the mezzanine classes and finally by the lowest rated (or non-rated) class, which is known as the equity tranche. Similar in structure to a collateralized mortgage obligation (“CMO,” described below) CDOs are unique in that they represent different types of debt and credit risk.

Collateralized Loan Obligations (“CLOs”). The Fund will invest in CLOs, which are debt instruments typically backed by a pool of loans. The risks of an investment in a CLO depend largely on the type of the collateral securities and the class of the CLO in which the Fund invests. Some CLOs have credit ratings but are typically issued in various classes with various priorities. Normally, CLOs are privately offered and sold (that is, they are not registered under the securities laws) and may be characterized by the Fund as illiquid securities; however, an active dealer market may exist for CLOs that qualify for Rule 144A transactions. In addition to the normal interest rate, default and other risks of fixed income securities, CLOs carry additional risks, including the possibility that distributions from collateral securities will not be adequate to make interest or other payments, the quality of the collateral may decline in value or default, the Fund may invest in CLOs that are subordinate to other classes, values may be volatile and disputes with the issuer may produce unexpected investment results.

Collateralized Mortgage Obligations. The Fund may invest in CMOs. A CMO is a hybrid between a mortgage-backed bond and a mortgage pass-through security. A CMO is a type of mortgage-backed security (“MBS”) that creates separate classes with varying maturities and interest rates, called tranches. Similar to a bond, interest and prepaid principal is paid, in most cases, semiannually. CMOs may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities guaranteed by the Government National Mortgage Association (“GNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”) or Federal National Mortgage Association (“FNMA”), and their income streams.

CMOs are structured into multiple classes, each bearing a different fixed or floating interest rate and stated maturity. Actual maturity and average life will depend upon the prepayment experience of the collateral. CMOs provide for a modified form of call protection through a de facto breakdown of the underlying pool of mortgages according to how quickly the loans are repaid. Monthly payment of principal received from the pool of underlying mortgages, including prepayments, is first returned to investors holding the shortest maturity class. Investors holding the longer maturity classes receive principal only after the first class has been retired. An investor is partially guarded against a sooner than desired return of principal because of the sequential payments.

In a typical CMO transaction, a corporation (issuer) issues multiple series (e.g., Series A, B, C and Z) of CMO bonds (Bonds). Proceeds of the Bond offering are used to purchase mortgages or mortgage pass-through certificates (Collateral). The Collateral is pledged to a third-party trustee as security for the Bonds. Principal and interest payments from the Collateral are used to pay principal on the Bonds in the following order: Series A, B, C and Z. The Series A, B, and C Bonds all bear current interest. Interest on a Series Z Bond is accrued and added to principal and a like amount is paid as principal on the Series A, B, or C Bond currently being paid off. Only after the Series A, B, and C Bonds are paid in full does the Series Z Bond begin to receive payment. With some CMOs, the issuer serves as a conduit to allow loan originators (primarily builders or savings and loan associations) to borrow against their loan portfolios.

CMOs that are issued or guaranteed by the U.S. Government or by any of its agencies or instrumentalities will be considered U.S. Government securities by the Fund, while other CMOs, even if collateralized by U.S. Government securities, will have the same status as other privately issued securities for purposes of applying the Fund’s diversification tests.

FHLMC CMOs are debt obligations of FHLMC issued in multiple classes having different maturity dates which are secured by the pledge of a pool of conventional mortgage loans purchased by FHLMC. Payments of principal and interest on the FHLMC CMOs are made semiannually. The amount of principal payable on each semiannual payment date is determined in accordance with FHLMC’s mandatory sinking fund schedule, which, in turn, is equal to approximately 100% of Federal Housing Administration prepayment experience applied to the mortgage collateral pool. All sinking fund payments in the FHLMC CMOs are allocated to the retirement of the individual classes of bonds in the order of their stated maturities. Payment of principal on the mortgage loans in the collateral pool in excess of the amount of FHLMC’s minimum sinking fund obligation for any payment date are paid to the holders of the FHLMC CMOs as additional sinking fund payments. Because of the “pass-through” nature of all principal payments received on the collateral pool in excess of FHLMC’s minimum sinking fund requirement, the rate at which principal of the FHLMC CMOs is actually repaid is likely to be such that each class of bonds will be retired in advance of its scheduled maturity date. If collection of principal (including prepayments) on the mortgage loans during any semiannual payment period is not sufficient to meet FHLMC CMO’s minimum sinking fund obligation on the next sinking fund payment date, FHLMC agrees to make up the deficiency from its general funds.

Classes of CMOs may also include interest only (“IOs”) and principal only (“POs”). IOs and POs are stripped MBS representing interests in a pool of mortgages the cash flow from which has been separated into interest and principal components. IOs receive the interest portion of the cash flow while POs receive the principal portion. IOs and POs can be extremely volatile in response to changes in interest rates. As interest rates rise and fall, the value of IOs tends to move in the same direction as interest rates. POs perform best when prepayments on the underlying mortgages rise since this increases the rate at which the investment is returned and the yield to maturity on the PO. When payments on mortgages underlying a PO are slow, the life of the PO is lengthened and the yield to maturity is reduced.

CMOs are generally subject to the same risks as MBS. In addition, CMOs may be subject to credit risk because the issuer or credit enhancer has defaulted on its obligations and the Fund may not receive all or part of its principal. Obligations issued by U.S. Government-related entities are guaranteed as to the payment of principal and interest, but are not backed by the full faith and credit of the U.S. Government. The performance of private label MBS, issued by private institutions, is based on the financial health of those institutions. Although GNMA guarantees timely payment of GNMA certificates even if homeowners delay or default, tracking the “pass-through” payments may, at times, be difficult.

Convertible Securities. The Fund may invest in convertible securities which are preferred stocks or bonds that pay a fixed dividend or interest payment and are convertible into common stock or other equity interests at a specified price or conversion ratio during a specified period. Although convertible bonds, convertible preferred stocks and other securities convertible into equity securities may have some attributes of income securities or debt securities, the Fund generally treats such securities as equity securities. By investing in convertible securities, the Fund may seek income, and may also seek the opportunity, through the conversion feature, to participate in the capital appreciation of the common stock or other interests into which the securities are convertible, while potentially earning a higher fixed rate of return than is ordinarily available in common stocks. While the value of convertible securities depends in part on interest rate changes and the credit quality of the issuers, the value of these securities will also change based on changes in the value of the underlying stock. Income paid by a convertible security may provide a limited cushion against a decline in the price of the security; however, convertible securities generally have less potential for gain than common stocks. Also, convertible bonds generally pay less income than non-convertible bonds.

The Fund may invest in contingent securities structured as contingent convertible securities, also known as “CoCos.” Contingent convertible securities are hybrid debt securities typically issued by non-U.S. banks and are designed to behave like bonds in times of economic health and either convert into equity at a predetermined share price or are written down in value based on the specific terms of the individual security if a pre-specified trigger event occurs. Unlike traditional convertible securities, the conversion of a contingent convertible security from debt to equity is “contingent” and will occur only in the case of a trigger event. Trigger events vary by instrument and are defined by the documents governing the contingent convertible security. Trigger events may include a decline in the issuer’s capital below a specified threshold level, increase in the issuer’s risk weighted assets, the share price of the issuer’s falling to a particular level for a certain period of time and certain regulatory events.

Contingent convertible securities are subject to the credit, interest rate, high yield security, foreign security and markets risks associated with bonds and equities, and to the risks specific to convertible securities in general. Contingent convertible securities are also subject to additional risks specific to their structure including conversion risk. Because trigger events are not consistently defined among contingent convertible securities, this risk is greater for contingent convertible securities that are issued by banks with capital ratios close to the level specified in the trigger event.

In addition, coupon payments on contingent convertible securities are discretionary and may be cancelled by the issuer at any point, for any reason, and for any length of time. Due to the uncertainty surrounding coupon payments, contingent convertible securities may be volatile and their price may decline rapidly in the event that coupon payments are suspended.

Contingent convertible securities are a newer form of instrument and the regulatory environment for these instruments continues to evolve. Because the market for contingent convertible securities is evolving, it is uncertain how the larger market for contingent convertible securities would react to a trigger event or coupon suspension applicable to a single issuer.

Corporate Debt Securities. Corporate debt securities are long- and short-term debt obligations issued by companies (such as publicly issued and privately placed bonds, notes and commercial paper). The Adviser or the Sub-Adviser considers corporate debt securities to be of investment grade quality if they are rated BBB or higher by Standard & Poor’s Financial Services LLC (“S&P”), or Baa or higher by Moody’s Investors Service, Inc. (“Moody’s”), or if unrated, determined by the Adviser or the Sub-Adviser to be of comparable quality. Investment grade debt securities generally have adequate to strong protection of principal and interest payments. In the lower end of this category, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal than in higher rated categories.

Credit Linked Notes (“CLNs”). The Fund may invest in CLNs. A CLN is a security with an embedded credit default swap (“CDS”) allowing the issuer to transfer a specific credit risk to credit investors.

Cybersecurity Risk. As technology becomes more integrated into the Fund’s operations, the Fund will face greater operational risks through breaches in cybersecurity. A breach in cybersecurity refers to both intentional and unintentional events that may cause the Fund to lose proprietary information, suffer data corruption or lose operational capacity. This in turn could cause the Fund to incur regulatory penalties, reputational damage, additional compliance costs associated with corrective measures and/or financial loss. Cybersecurity threats may result from unauthorized access to the Fund’s digital information systems (e.g., through “hacking” or malicious software coding), but may also result from outside attacks such as denial-of-service attacks (i.e., efforts to make network services unavailable to intended users). In addition, because the Fund works closely with third-party service providers (e.g., administrators, transfer agents, custodians and sub-advisers), cybersecurity breaches at such third-party service providers may subject the Fund to many of the same risks associated with direct cybersecurity breaches. The same is true for cybersecurity breaches at any of the issuers in which the Fund may invest. While the Fund has established risk management systems designed to reduce the risks associated with cybersecurity, there can be no assurance that such measures will succeed.

Derivative Instruments. The Fund’s derivatives and other similar instruments (collectively referred to in this section as “derivatives” or “derivative investments”) have risks, including leverage, market, counterparty, liquidity, operational and legal risks. They also involve risks of imperfect correlation between the value of such instruments and the underlying assets of the Fund, which creates the possibility that the loss on such instruments may be greater than the gain in the value of the underlying assets in the Fund’s portfolio; the loss of principal; the possible default of the other party to the transaction; and illiquidity of the derivative investments. If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, the Fund may experience significant delays in obtaining any recovery under the derivative contract in a bankruptcy or other reorganization proceeding. In addition, in the event of the insolvency of a counterparty to a derivative transaction, the derivative contract would typically be terminated at its fair market value. If the Fund is owed this fair market value in the termination of the derivative contract and its claim is unsecured, the Fund will be treated as a general creditor of such counterparty, and will not have any claim with respect to the underlying security.

The counterparty risk for cleared derivative transactions is generally lower than for uncleared over-the-counter (“OTC”) derivatives because generally a clearing organization becomes substituted for each counterparty to a cleared derivative contract and, in effect, guarantees the parties’ performance under the contract as each party to a trade looks only to the clearinghouse for performance of financial obligations. However, there can be no assurance that the clearinghouse, or its members, will satisfy its obligations to the Fund.

Certain of the derivative investments in which the Fund may invest may, in certain circumstances, give rise to a form of financial leverage, which may magnify the risk of owning such instruments. The ability to successfully use derivative investments depends on the ability of the Adviser to predict pertinent market movements, which cannot be assured. In addition, amounts paid by the Fund as premiums and cash or other assets held in margin accounts with respect to the Fund’s derivative investments would not be available to the Fund for other investment purposes, which may result in lost opportunities for gain.

OTC derivatives may be more difficult to purchase, sell or value than other investments. Although both OTC and exchange-traded derivatives markets may experience a lack of liquidity, OTC non-standardized derivative transactions are generally less liquid than exchange-traded instruments. The illiquidity of the derivatives markets may be due to various factors, including congestion, disorderly markets, limitations on deliverable supplies, the participation of speculators, government regulation and intervention and technical and operational or system failures. In addition, the liquidity of a secondary market in an exchange-traded derivative contract may be adversely affected by “daily price fluctuation limits” established by the exchanges, which limit the amount of fluctuation in an exchange-traded contract price during a single trading day. Once the daily limit has been reached in the contract, no trades may be entered into at a price beyond the limit, thus preventing the liquidation of open positions. Prices have in the past moved beyond the daily limit on a number of consecutive trading days. If it is not possible to close an open derivative position entered into by the Fund, the Fund would continue to be required to make cash payments of variation (or mark-to-market) margin in the event of adverse price movements. In such a situation, if the Fund has insufficient cash, it may have to sell portfolio securities to meet variation margin requirements at a time when it may be disadvantageous to do so. The absence of liquidity may also make it more difficult for the Fund to ascertain a market value for such instruments. The inability to close derivatives transactions positions also could have an adverse impact on the Fund’s ability to effectively hedge its portfolio. OTC derivatives that are not cleared are also subject to counterparty risk, which is the risk that the other party to the contract will not fulfill its contractual obligation to complete the transaction with the Fund. If a counterparty were to default on its obligations, the Fund’s contractual remedies against such counterparty may be subject to bankruptcy and insolvency laws, which could affect the Fund’s rights as a creditor (e.g., the Fund may not receive the net amount of payments that it is contractually entitled to receive). In addition, the use of certain derivatives may cause the Fund to realize higher amounts of income or short-term capital gains (generally taxed at ordinary income tax rates).

The Adviser, with respect to the Fund, has filed a notice of eligibility with the National Futures Association (“NFA”) claiming an exclusion from the definition of the term Commodity Pool Operator (“CPO”) pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5, as promulgated under the Commodity Exchange Act, as amended (“CEA”), with respect to the Fund’s operations. Therefore, neither the Fund nor the Adviser (with respect to the Fund) is subject to registration or regulation as a commodity pool or CPO under the CEA. If the Adviser or the Fund becomes subject to these requirements, as well as related NFA rules, the Fund may incur additional compliance and other expenses.

The derivatives markets have become subject to comprehensive statutes, regulations and margin requirements. In particular, in the United States the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regulates the OTC derivatives market by, among other things, requiring many derivative transactions to be cleared and traded on an exchange, expanding entity registration requirements, imposing business conduct requirements on dealers and requiring banks to move some derivatives trading units to a non-guaranteed affiliate separate from the deposit-taking bank or divest them altogether. Rulemaking proposed or implemented under the Dodd-Frank Act could potentially limit or completely restrict the ability of the Fund to use these instruments as a part of its investment strategies, increase the costs of using these instruments or make them less effective. Limits or restrictions applicable to the counterparties with which the Fund engages in derivative transactions could also prevent the Fund from using these instruments or affect the pricing or other factors relating to these instruments, or may change availability of certain investments.

Regulation of the derivatives market presents additional risks to the Fund and may limit the ability of the Fund to use, and the availability or performance of, such instruments. Pursuant to rule 18f-4 under the 1940 Act, a fund’s derivatives exposure is limited through a value-at-risk (“VaR”) test and requires the adoption and implementation of a derivatives risk management program for certain derivatives users. However, subject to certain conditions, funds that do not invest heavily in derivatives may be deemed limited derivatives users (as defined in rule 18f-4) and are not subject to the full requirements of rule 18f-4. When the Fund trades reverse repurchase agreements or similar financing transactions, including certain tender option bonds, it needs to aggregate the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness (e.g., bank borrowings, if applicable) when calculating the Fund’s asset coverage ratio or treat all such transactions as derivatives transactions. Reverse repurchase agreements or similar financing transactions aggregated with other indebtedness do not need to be included in the calculation of whether a fund satisfies the limited derivatives users exception, but for funds subject to the VaR testing requirement, reverse repurchase agreements and similar financing transactions must be included for purposes of such testing whether treated as derivatives transactions or not. In addition, Rule 18f-4 could limit the Fund’s ability to engage in certain derivatives and other transactions and/or increase the costs of such transactions.

The Fund’s investments in regulated derivatives instruments, such as swaps, futures and options, will be subject to maximum position limits established by the CFTC and U.S. and foreign futures exchanges. Under the exchange rules, all accounts owned or managed by advisers, such as the Adviser, their principals and affiliates would be combined for position limit purposes. To comply with the position limits established by the CFTC and the relevant exchanges, the Adviser may in the future reduce the size of positions that would otherwise be taken for the Fund or not trade in certain markets on behalf of the Fund to avoid exceeding such limits. A violation of position limits by the Adviser could lead to regulatory action resulting in mandatory liquidation of certain positions held by the Adviser on behalf of the Fund. There can be no assurance that the Adviser will liquidate positions held on behalf of all the Adviser’s accounts in a proportionate manner or at favorable prices, which may result in substantial losses to the Fund. Such policies could affect the nature and extent of derivatives use by the Fund.

Swaps. The Fund may invest in CDS, total return swaps, interest rate swaps, equity swaps, currency swaps and other types of swaps. Such transactions are subject to market risk, liquidity risk, risk of default by the other party to the transaction (known as “counterparty risk”), regulatory risk and risk of imperfect correlation between the value of such instruments and the underlying assets, and may involve commissions or other costs.

A CDS agreement may reference one or more debt securities or obligations that are not currently held by the Fund. The Fund is permitted to enter into a CDS as either the protection buyer or seller in the discretion of the Adviser. When buying protection under a CDS, the Fund is generally obligated to pay the protection seller an upfront or periodic stream of payments over the term of the contract until a credit event occurs, such as a default of the reference obligation. If no credit event occurs, the Fund may recover nothing if the swap is held through the termination date. However, if a credit event occurs, the Fund may receive the full notional value of the swap in exchange for the face amount of the obligations underlying the swap, the value of which may have significantly decreased. When selling protection under a CDS, the Fund receives an upfront or periodic stream of payments over the term of the contract provided that a credit event does not occur. However, as the seller of protection, the Fund effectively adds leverage to its portfolio because it gains exposure to the notional amount of the swap. Entering into a CDS may subject the Fund to greater risk than if the Fund had invested in the reference obligation directly. In addition to general market risks, CDS also involve illiquidity risk, counterparty risk (for OTC swaps) and credit risk.

Swap agreements are primarily entered into by institutional investors, and the value of such agreements may be extremely volatile. Certain swap agreements are traded OTC between two parties, while other more standardized swaps must be transacted through a Futures Commission Merchant and centrally cleared and exchange traded. While central clearing and exchange trading are intended to reduce counterparty credit and liquidity risk, they do not make a swap transaction risk-free. The current regulatory environment regarding swap agreements is subject to change. The Adviser will continue to monitor these developments, particularly to the extent regulatory changes affect the Fund’s ability to enter into swap agreements.

The swap market has matured in recent years with a large number of banks and investment banking firms acting both as principals and as agents using standardized swap documentation. As a result, the swap market has become relatively liquid; however, there is no guarantee that the swap market will continue to provide liquidity, and it may be subject to liquidity risk, which exists when a particular swap is difficult to purchase or sell. The absence of liquidity may also make it more difficult for the Fund to ascertain a market value for such instruments. The inability to close derivative positions also could have an adverse impact on the Fund’s ability to effectively hedge its portfolio. If the Adviser is incorrect in its forecasts of market values, interest rates or currency exchange rates, the investment performance of the Fund would be less favorable than it would have been if these investment techniques were not used. In a total return swap, the Fund pays the counterparty a floating short-term interest rate and receives in exchange the total return of underlying loans or debt securities. The Fund bears the risk of default on the underlying loans or debt securities based on the notional amount of the swap and, therefore, incurs a form of leverage. The Fund would typically have to post collateral to cover this potential obligation.

Options and Futures Risk. The Fund may use options, including equity options, futures contracts and so-called “synthetic” options or other derivatives written by broker-dealers or other permissible financial intermediaries. Options transactions may be effected on securities exchanges or in the OTC market. When options are purchased OTC, the Fund’s portfolio bears the risk that the counterparty that wrote the option will be unable or unwilling to perform its obligations under the option contract. Options may also be illiquid and, in such cases, the Fund may have difficulty closing out its position. OTC options also may include options on baskets of specific securities.

The Fund may purchase call and put options on specific securities in pursuing its investment objectives. A put option gives the purchaser of the option the right to sell, and obligates the writer to buy, the underlying security at a stated exercise price, typically at any time prior to the expiration of the option for American options or only at expiration for European options. A call option gives the purchaser of the option the right to buy, and obligates the writer to sell, the underlying security at a stated exercise price, typically at any time prior to the expiration of the option.

The Fund may close out a position when writing options by purchasing an option on the same underlying security with the same exercise price and expiration date as the option that it has previously written on the security. In such a case, the Fund will realize a profit or loss if the amount paid to purchase an option is less or more than the amount received from the sale of the option.

Engaging in transactions in futures contracts and options involves risk of loss to the Fund. No assurance can be given that a liquid market will exist for any particular futures contract or option at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit or trading may be suspended for specified periods during the trading day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, preventing prompt liquidation of futures positions and potentially subjecting the Fund to substantial losses.

A market could become unavailable if one or more exchanges were to stop trading options or it could become unavailable with respect to options on a particular underlying security if the exchanges stopped trading options on that security. In addition, a market could become temporarily unavailable if unusual events (e.g., if volume exceeds clearing capability) were to interrupt normal exchange operations. If an options market were to become illiquid or otherwise unavailable, an option holder would be able to realize profits or limit losses only by exercising and an options seller or writer would remain obligated until it is assigned an exercise or until the option expires.

If trading is interrupted in an underlying security, the trading of options on that security is usually halted as well. Holders and writers of options will then be unable to close out their positions until options trading resumes, and they may be faced with considerable losses if the security reopens at a substantially different price. Even if options trading is halted, holders of options will generally be able to exercise them. However, if trading has also been halted in the underlying security, option holders face the risk of exercising options without knowing the security’s current market value. If exercises occur when trading of the underlying security is halted, the party required to deliver the underlying security may be unable to obtain it, which may necessitate a postponed settlement and/or the fixing of cash settlement prices.

Structured Notes. Structured notes are derivative debt securities, the interest rate and/or principal of which is determined by an unrelated indicator. The value of the principal of and/or interest on structured notes is determined by reference to changes in the return, interest rate or value at maturity of a specific asset, reference rate or index (the “reference instrument”) or the relative change in two or more reference instruments. The interest rate or the principal amount payable upon maturity or redemption may be increased or decreased depending upon changes in the applicable reference instruments. Structured notes may be positively or negatively indexed, so that an increase in value of the reference instrument may produce an increase or a decrease in the interest rate or value of the structured note at maturity. In addition, changes in the interest rate or the value of the structured note at maturity may be calculated as a specified multiple of the change in the value of the reference instrument; therefore, the value of such note may be very volatile. Structured notes may entail a greater degree of market risk than other types of debt securities because the investor bears the risk of the reference instrument. Structured notes may also be more volatile, less liquid and more difficult to accurately price than less complex or more traditional debt securities.

Dollar Rolls. A dollar roll transaction involves a sale by the Fund of a security concurrently with an agreement by the Fund to repurchase a similar security at a later date at an agreed-upon price. A dollar roll may be considered a borrowing giving rise to leverage. The securities that are repurchased will bear the same interest rate and a similar maturity as those sold, but the assets collateralizing these securities may have different prepayment histories than those sold. During the period between the sale and repurchase, the Fund will not be entitled to receive interest and principal payments on the securities sold. Proceeds of the sale will be invested in additional investments, and the income from these investments will generate income for the Fund. If such income does not exceed the income, capital appreciation and gain or loss that would have been realized on the securities sold as part of the dollar roll, the use of this technique will diminish the investment performance of the Fund compared with what the performance would have been without the use of dollar rolls. Dollar rolls involve the risk that the market value of the securities subject to the Fund’s forward purchase commitment may decline below, or the market value of the securities subject to the Fund’s forward sale commitment may increase above, the exercise price of the forward commitment. In the event the buyer of the securities files for bankruptcy or becomes insolvent, the Fund’s use of the proceeds of the current sale portion of the transaction may be restricted.

Equity Securities.

Common and Preferred Stock. The Fund may invest in common stock. Common stock represents an equity (ownership) interest in a company, and usually possesses voting rights and earns dividends. Dividends on common stock are not fixed but are declared at the discretion of the issuer. Common stock generally represents the riskiest investment in a company. In addition, common stock generally has the greatest appreciation and depreciation potential because increases and decreases in earnings are usually reflected in a company’s stock price.

The Fund may invest in preferred stock. Preferred stock is a class of stock having a preference over common stock as to the payment of dividends and the recovery of investment should a company be liquidated, although preferred stock is usually junior to the debt securities of the issuer. Preferred stock typically does not possess voting rights and its market value may change based on changes in interest rates.

The fundamental risk of investing in common and preferred stock is the risk that the value of the stock might decrease. Stock values fluctuate in response to the activities of an individual company or in response to general market and/or economic conditions. Historically, common stocks have provided greater long-term returns and have entailed greater short-term risks than preferred stocks, fixed income and money market investments. The market value of all securities, including common and preferred stocks, is based upon the market’s perception of value and not necessarily the book value of an issuer or other objective measures of a company’s worth. If you invest in the Fund, you should be willing to accept the risks of the stock market and should consider an investment in the Fund only as a part of your overall investment portfolio.

Warrants. The Fund may invest in warrants. Warrants are securities, typically issued with preferred stock or bonds that give the holder the right to purchase a given number of shares of common stock at a specified price and time. The price of the warrant usually represents a premium over the applicable market value of the common stock at the time of the warrant’s issuance. Warrants have no voting rights with respect to the common stock, receive no dividends and have no rights with respect to the assets of the issuer. Investments in warrants involve certain risks, including the possible lack of a liquid market for the resale of the warrants, potential price fluctuations due to adverse market conditions or other factors and failure of the price of the common stock to rise. If the warrant is not exercised within the specified time period, it becomes worthless.

Depositary Receipts. The Fund may invest in sponsored and unsponsored American Depositary Receipts (“ADR”), European Depositary Receipts (“EDR”), Global Depositary Receipts (“GDR”), Holding Company Depositary Receipts (“HOLDR”), New York Registered Shares (“NYR”) or American Depositary Shares (“ADS”). ADR typically are issued by a U.S. bank or trust company, evidence ownership of underlying securities issued by a foreign company, and are designed for use in U.S. securities markets. EDR are issued by European financial institutions and typically trade in Europe, and GDR are issued by European financial institutions and typically trade in both Europe and the United States. HOLDR trade on the American Stock Exchange and are fixed baskets of U.S. or foreign stocks that give an investor an ownership interest in each of the underlying stocks. NYR, also known as Guilder Shares since most of the issuing companies are Dutch, are dollar-denominated certificates issued by foreign companies specifically for the U.S. market. ADS are shares issued under a deposit agreement that represents an underlying security in the issuer’s home country. (An ADS is the actual share trading, while an ADR represents a bundle of ADS.) The Fund invests in depositary receipts to obtain exposure to foreign securities markets. For purposes of the Fund’s investment policies, the Fund’s investments in an ADR will be considered an investment in the underlying securities of the applicable foreign company.

Unsponsored depositary receipts may be created without the participation of the foreign issuer. Holders of these receipts generally bear all the costs of the depositary receipt facility, whereas foreign issuers typically bear certain costs of a sponsored depositary receipt. The bank or trust company depositary of an unsponsored depositary receipt may be under no obligation to distribute shareholder communications received from the foreign issuer or to pass through voting rights. Accordingly, available information concerning the issuer may not be current and the prices of unsponsored depositary receipts may be more volatile than the prices of sponsored depositary receipts.

European Securities. European countries can be significantly affected by the actions of their own individual governments as well as the actions of other European institutions, such as the European Union (“EU”), the European Economic and Monetary Union (“EMU”) and the European Central Bank. The EU is an intergovernmental and supranational union consisting of 27 member states. One of the key responsibilities of the EU is to create and administer a unified trade policy. The member states created the EMU that established different stages and commitments that member states need to follow to achieve greater economic policy coordination and monetary cooperation. Member states relinquish their monetary control to the European Central Bank and use a single unified currency, the euro.

Investments in Europe are also subject to currency risks. Further, because many countries are dependent on foreign exports, any fluctuations in the euro exchange rate could have a negative effect on an issuer’s profitability and performance.

The EU has been extending its influence to the east as it has accepted several new Eastern European countries as members. Some of the new members remain burdened by the inherited inefficiencies of centrally planned economies. Additionally, these countries are dependent on Western Europe for trade and credit. Russia has attempted, and may attempt in the future, to assert its influence in Eastern Europe through economic or military measures. In February 2022, Russia invaded Ukraine, which amplified existing geopolitical tensions. The current and future status of the EU continues to be the subject of political and regulatory controversy, with widely differing views both within and between member countries.

The European financial markets have experienced uncertainty over the past few years, largely because of concerns about rising government debt levels and increased budget deficits. Political and regulatory responses to address structural and policy issues have created even greater instability throughout the region. The high levels of public debt increase the likelihood that certain European issuers will either default or restructure their debt obligations, which would have a negative effect on asset values. The use of austerity measures in countries such as Spain, Italy, Greece, Portugal and Ireland during times in which the Eurozone has high levels of unemployment has limited economic growth. European countries can be adversely affected by the tight fiscal and monetary controls with which the EMU requires its members to comply.

Exchange-Traded Notes. The Fund may invest in exchange-traded notes (“ETNs”). ETNs are a type of senior, unsecured, unsubordinated debt security issued by financial institutions that combines both aspects of bonds and exchange-traded funds (“ETFs”). An ETN’s returns are based on the performance of a market index minus fees and expenses. Similar to ETFs, ETNs are listed on an exchange and traded in the secondary market. However, unlike an ETF, an ETN can be held until the ETN’s maturity, at which time the issuer will pay a return linked to the performance of the market index to which the ETN is linked minus certain fees.

Unlike regular bonds, ETNs do not make periodic interest payments and principal is not protected. ETNs are subject to credit risk, and the value of an ETN may drop due to a downgrade in the issuer’s credit rating despite the underlying market benchmark’s or strategy’s remaining unchanged. The value of an ETN may also be influenced by time to maturity, level of supply and demand for the ETN, volatility and lack of liquidity in underlying assets, changes in the applicable interest rates, changes in the issuer’s credit rating, and economic, legal, political, or geographic events that affect the referenced underlying asset. When the Fund invests in ETNs it will bear its proportionate share of any fees and expenses borne by the ETN. The Fund’s decision to sell its ETN holdings may be limited by the availability of a secondary market. In addition, although an ETN may be listed on an exchange, the issuer may not be required to maintain the listing and there can be no assurance that a secondary market will exist for an ETN.

ETNs are also subject to tax risk. No assurance can be given that the Internal Revenue Service (“IRS”) will accept, or a court will uphold, how the Fund characterizes and treats ETNs for tax purposes. Further, the IRS and Congress have considered proposals that would change the timing and character of income and gains from ETNs.

An ETN that is tied to a specific market benchmark or strategy may not be able to replicate and maintain exactly the composition and relative weighting of securities, commodities or other components in the applicable market benchmark or strategy. Some ETNs that use leverage can, at times, be relatively illiquid and, thus, they may be difficult to purchase or sell at a fair price. Leveraged ETNs are subject to the same risk as other instruments that use leverage in any form.

The market value of ETN shares may differ from their market benchmark or strategy. This difference in price may be due to the fact that the supply and demand in the market for ETN shares at any point in time is not always identical to the supply and demand in the market for the securities, commodities or other components underlying the market benchmark or strategy that the ETN seeks to track. As a result, there may be times when an ETN share trades at a premium or discount to its market benchmark or strategy.

Fixed Income Securities. The Fund may invest in fixed income securities. Even though interest-bearing securities are investments that promise a stable stream of income, the prices of such securities are affected by changes in interest rates. In general, fixed income security prices rise when interest rates fall and fall when interest rates rise. Securities with shorter maturities, while offering lower yields, generally provide greater price stability than longer term securities and are less affected by changes in interest rates. The values of fixed income securities also may be affected by changes in the credit rating or financial condition of the issuing entities. Once the rating of a portfolio security has been changed, the Fund will consider all circumstances deemed relevant in determining whether to continue to hold the security. A fund with a negative average portfolio duration may increase in value when interest rates rise, and generally incurs a loss when interest rates decline. If an issuer calls or redeems an instrument held by the Fund during a time of declining interest rates, the Fund might need to reinvest the proceeds in an investment offering a lower yield, and therefore may not benefit from any increase in value as a result of declining interest rates. A fund with a negative average portfolio duration may decline in value as interest rates decrease.

Fixed income investments bear certain risks, including credit risk, or the ability of an issuer to pay interest and principal as they become due. Generally, higher yielding bonds are subject to more credit risk than lower yielding bonds. Interest rate risk refers to the fluctuations in value of fixed income securities resulting from the inverse relationship between the market value of outstanding fixed income securities and changes in interest rates. An increase in interest rates will generally reduce the market value of fixed income investments and a decline in interest rates will tend to increase their value.

Call risk is the risk that an issuer will pay principal on an obligation earlier than scheduled or expected, which would accelerate cash flows from, and shorten the average life of, the security. Bonds are typically called when interest rates have declined. In the event of a bond’s being called, the Adviser or the Sub-Adviser may have to reinvest the proceeds in lower yielding securities to the detriment of the Fund.

Extension risk is the risk that an issuer may pay principal on an obligation slower than expected, having the effect of extending the average life and duration of the obligation. This typically happens when interest rates have increased.

A number of factors, including changes in a central bank’s monetary policies or general improvements in the economy, may cause interest rates to rise. Fixed income securities with longer durations are more sensitive to interest rate changes than securities with shorter durations, making them more volatile. This means their prices are more likely to experience a considerable reduction in response to a rise in interest rates.

General Risk. The value of the Fund’s portfolio securities may fluctuate with changes in the financial condition of an issuer or counterparty, changes in specific economic or political conditions that affect a particular security or issuer and changes in general economic or political conditions. An investor in the Fund could lose money over short or long periods of time.

There can be no guarantee that a liquid market for the securities held by the Fund will be maintained. The existence of a liquid trading market for certain securities may depend on whether dealers will make a market in such securities. There can be no assurance that a market will be made or maintained or that any such market will be or remain liquid. The price at which securities may be sold and the value of the Fund will be adversely affected if trading markets for the Fund’s portfolio securities are limited or absent, or if bid/ask spreads are wide.

High Yield Securities. When investing in fixed income securities, the Fund may purchase securities regardless of their rating, including fixed income securities rated below investment grade–often referred to as high yield securities or “junk bonds.” Investments in securities rated below investment grade that are eligible for purchase by the Fund are described as “speculative” by Moody’s, S&P and Fitch. Investments in lower rated corporate debt securities generally provide greater income and increased opportunity for capital appreciation than investments in higher quality securities, but also typically entail greater price volatility and principal and income risk. These high yield securities are regarded as predominantly speculative with respect to the issuer’s continuing ability to meet principal and interest payments. Analysis of the creditworthiness of issuers of debt securities that are high yield may be more complex than for issuers of higher quality debt securities.

High yield securities may be more susceptible to real or perceived adverse economic and competitive industry conditions than investment grade securities. The prices of high yield securities have been found to be more sensitive to adverse economic downturns or individual corporate developments. A projection of an economic downturn or of a period of rising interest rates, for example, could cause a decline in high yield security prices because the advent of a recession could lessen the ability of a highly leveraged company to make principal and interest payments on its debt securities. If an issuer of high yield securities defaults, in addition to risking payment of all or a portion of interest and principal, the Fund by investing in such securities may incur additional expenses to obtain recovery. In the case of high yield securities structured as zero-coupon or pay-in-kind (“PIK”) securities, their market prices are affected to a greater extent by interest rate changes, and therefore tend to be more volatile than securities that pay interest periodically and in cash.

The secondary market on which high yield securities are traded may be less liquid than the market for higher grade securities. Less liquidity in the secondary trading market could adversely affect the price at which the Fund could sell a high yield security, and could adversely affect the daily NAV of the Fund’s shares. Adverse publicity and investor perceptions, whether or not based on fundamental analysis, may decrease the values and liquidity of high yield securities, especially in a thinly-traded market. When secondary markets for high yield securities are less liquid than the market for higher grade securities, it may be more difficult to value the securities because such valuation may require more research, and elements of judgment may play a greater role in the valuation because there is less reliable, objective data available.

The use of credit ratings to evaluate high yield securities can involve certain risks. For example, credit ratings evaluate the safety of principal and interest payments, not the market value risk of high yield securities. Also, credit rating agencies may fail to change credit ratings in a timely fashion to reflect events since the security was last rated. The Adviser or the Sub-Adviser does not rely solely on credit ratings when selecting securities for the Fund, and develops its own analysis of issuer credit quality. If a credit rating agency changes the rating of a portfolio security held by the Fund, the Fund may retain the security if the Adviser or the Sub-Adviser deems it in the best interest of shareholders.

Hybrid Securities. Preferred stock, including trust-preferred stock, has a preference in liquidation (and, generally dividends) over common stock but is subordinated in liquidation to debt. As a general rule, the market value of preferred stocks with fixed dividend rates and no conversion rights varies inversely with interest rates and perceived credit risk, with the price determined by the dividend rate. Some preferred stocks are convertible into other securities (for example, common stock) at a fixed price and ratio or upon the occurrence of certain events. The market price of convertible preferred stocks generally reflects an element of conversion value. Because many preferred stocks lack a fixed maturity date, these securities generally fluctuate substantially in value when interest rates change; such fluctuations often exceed those of long-term bonds of the same issuer. Some preferred stocks pay an adjustable dividend that may be based on an index, formula, auction procedure or other dividend rate reset mechanism. In the absence of credit deterioration, adjustable-rate preferred stocks tend to have more stable market values than fixed-rate preferred stocks. All preferred stocks are also subject to the same types of credit risks of the issuer as corporate bonds. In addition, because preferred stock is junior to debt securities and other obligations of an issuer, deterioration in the credit rating of the issuer will cause greater changes in the value of a preferred stock than in a more senior debt security with similar yield characteristics. Preferred stocks may be rated by S&P and Moody’s, although there is no minimum rating which a preferred stock must have (and a preferred stock may not be rated) to be an eligible investment for the Fund. The Adviser or the Sub-Adviser expects, however, that generally the preferred stocks in which the Fund invests will be rated at least CCC by S&P or Caa by Moody’s or, if unrated, be of comparable quality in the opinion of the Adviser or the Sub-Adviser. Preferred stocks rated CCC by S&P are regarded as predominantly speculative with respect to the issuer’s capacity to pay preferred stock obligations and represent the highest degree of speculation among securities rated between BB and CCC; preferred stocks rated Caa by Moody’s are likely to be in arrears on dividend payments. A Moody’s rating with respect to preferred stocks does not purport to indicate the future status of payments of dividends.

Illiquid Securities. The Fund may invest in illiquid securities (i.e., securities that are not readily marketable). Illiquid securities include, but are not limited to, restricted securities (securities the disposition of which is restricted under the federal securities laws), securities that may only be resold pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) but that are deemed to be illiquid, and repurchase agreements with maturities in excess of seven days. The Adviser or the Sub-Adviser determines and monitors the liquidity of the portfolio securities and reports periodically on its determinations to the Fund’s Board of Trustees (“Board”). In making such determinations it takes into account a number of factors in reaching liquidity decisions, including but not limited to: (1) the frequency of trades and quotations for the security; (2) the number of dealers willing to purchase or sell the security and the number of other potential buyers; (3) the willingness of dealers to undertake to make a market in the security; and (4) the nature of the marketplace trades, including the time needed to dispose of the security, the method of soliciting offers and the mechanics of the transfer.

An institutional market has developed for certain restricted securities. Accordingly, contractual or legal restrictions on the resale of a security may not be indicative of the liquidity of the security. If such securities are eligible for purchase by institutional buyers in accordance with Rule 144A under the Securities Act or other exemptions, the Adviser or the Sub-Adviser may determine that the securities are liquid.

Restricted securities may be sold only in privately negotiated transactions or in a public offering with respect to which a registration statement is in effect under the Securities Act. Where registration is required, the Fund may be obligated to pay all or part of the registration expenses and a considerable period may elapse between the time of the decision to sell and the time the Fund may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the Fund might obtain a less favorable price than that which prevailed when it decided to sell. Illiquid securities will be priced at fair value as determined in good faith under procedures approved by the Board.

International Securities. The Fund may invest directly in international securities. Investing in securities of foreign companies and countries involves certain considerations and risks that are not typically associated with investing in U.S. Government securities and securities of domestic companies. There may be less publicly available information about a foreign issuer than a domestic one, and foreign companies are not generally subject to uniform accounting, auditing and financial standards and requirements comparable to those applicable to U.S. companies. There may also be less government supervision and regulation of foreign securities exchanges, brokers and listed companies than exists in the United States. Interest and dividends paid by foreign issuers as well as gains or proceeds realized from the sale or other disposition of international securities may be subject to withholding and other foreign taxes, which may decrease the net return on such investments as compared to dividends and interest paid to the Fund by domestic companies or the U.S. government. There may be the possibility of expropriations; seizure or nationalization of foreign deposits; the imposition of economic sanctions or other similar measures; confiscatory taxation; political, economic or social instability; or diplomatic developments that could affect assets of the Fund held in foreign countries. The type and severity of sanctions and other similar measures, including counter sanctions and other retaliatory actions, that may be imposed could vary broadly in scope, and their impact is difficult to ascertain. These types of measures may include, but are not limited to, banning a sanctioned country or certain persons or entities associated with such country from global payment systems that facilitate cross-border payments, restricting the settlement of securities transactions by certain investors and freezing the assets of particular countries, entities or persons. The imposition of sanctions and other similar measures could, among other things, result in a decline in the value and/or liquidity of securities issued by the sanctioned country or companies located in or economically tied to the sanctioned country, downgrades in the credit ratings of the sanctioned country’s securities or those of companies located in or economically tied to the sanctioned country, currency devaluation or volatility, and increased market volatility and disruption in the sanctioned country and throughout the world. Sanctions and other similar measures could directly or indirectly limit or prevent the Fund from buying and selling securities (in the sanctioned country and other markets), significantly delay or prevent the settlement of securities transactions and adversely impact the Fund’s liquidity and performance. The establishment of exchange controls or other foreign governmental laws or restrictions could adversely affect the payment of obligations.

Decreases in the value of currencies of the foreign countries in which the Fund will invest relative to the U.S. dollar will result in a corresponding decrease in the U.S. dollar value of the Fund’s assets denominated in those currencies (and possibly a corresponding increase in the amount of securities required to be liquidated to meet distribution requirements). Conversely, increases in the value of currencies of the foreign countries in which the Fund invests relative to the U.S. dollar will result in a corresponding increase in the U.S. dollar value of the Fund’s assets (and possibly a corresponding decrease in the amount of securities to be liquidated).

Investing in emerging markets can have more risk than investing in developed foreign markets. The risks of investing in these markets may be exacerbated relative to investments in foreign markets. Governments of developing and emerging market countries may be more unstable as compared to more developed countries. Developing and emerging market countries may have less developed securities markets or exchanges, and legal and accounting systems. It may be more difficult to sell securities at acceptable prices and security prices may be more volatile than in countries with more mature markets. Currency values may fluctuate more in developing or emerging markets. Developing or emerging market countries may be more likely to impose government restrictions, including confiscatory taxation, expropriation or nationalization of a company’s assets and restrictions on foreign ownership of local companies. In addition, emerging markets may impose restrictions on the Fund’s ability to repatriate investment income or capital and thus, may adversely affect the operations of the Fund. Certain emerging markets may impose constraints on currency exchange and some currencies in emerging markets may have been devalued significantly against the U.S. dollar. For these and other reasons, the prices of securities in emerging markets can fluctuate more significantly than the prices of securities of companies in developed countries. The less developed the country, the greater effect these risks may have on the Fund.

International trade tensions may arise from time to time that could result in trade tariffs, embargoes or other restrictions or limitations on trade. The imposition of any actions on trade could trigger a significant reduction in international trade, an oversupply of certain manufactured goods, substantial price reductions of goods and possible failure of individual companies or industries, which could have a negative impact on the Fund’s performance. Events such as these are difficult to predict and may or may not occur in the future.

Investment Company Securities. The Fund may invest in the securities of other investment companies, including ETFs, closed-end funds and open-end (mutual) funds (also called underlying funds). The Fund may invest in inverse ETFs, including leveraged ETFs. Inverse ETFs seek to provide investment results that match a certain percentage of the inverse of the results of a specific index on a daily or monthly basis.

To the extent such underlying funds are index-based, these underlying funds will generally attempt to replicate the performance of a particular index. An underlying fund may not always hold all of the same securities as the index it attempts to track. An underlying fund may use statistical sampling techniques to attempt to replicate the returns of an index. Statistical sampling techniques attempt to match the investment characteristics of the index and the fund by taking into account such factors as capitalization, industry exposures, dividend yield, price/earnings (P/E) ratio, price/book (P/B) ratio and earnings growth. An underlying fund may not track the index perfectly because differences between the index and the fund’s portfolio can cause differences in performance. In addition, expenses and transaction costs, the size and frequency of cash flow into and out of the fund, and differences between how and when the fund and the index are valued can cause differences in performance.

When the Fund invests in underlying funds it will indirectly bear its proportionate share of any fees and expenses payable directly by the underlying fund. In connection with its investments in other investment companies, the Fund will incur higher expenses, many of which may be duplicative. Furthermore, because the Fund invests in shares of underlying funds, their performances are directly related to the ability of the underlying funds to meet their respective investment objectives, as well as the allocation of the Fund’s assets among the underlying funds by the Adviser or the Sub-Adviser. Accordingly, the Fund’s investment performance will be influenced by the investment strategies of and risks associated with the underlying funds in direct proportion to the amount of assets the Fund allocates to the underlying funds using such strategies.

Investments in ETFs involve certain inherent risks generally associated with investments in a broadly-based portfolio of stocks, including risks that: (1) the general level of stock prices may decline, thereby adversely affecting the value of each unit of the ETF or other instrument; (2) an ETF, to the extent such ETF is index-based, may not fully replicate the performance of its benchmark index because of the temporary unavailability of certain index securities in the secondary market or discrepancies between the ETF and the index with respect to the weightings of securities or number of stocks held; (3) an ETF may also be adversely affected by the performance of the specific index, market sector or group of industries on which it is based; and (4) an ETF, to the extent such ETF is index-based, may not track an index as well as a traditional index mutual fund because ETFs are valued by the market and, therefore, there may be a difference between the market value and the ETF’s NAV. Additionally, investments in fixed income ETFs involve certain inherent risks generally associated with investments in fixed income securities, including the risk of fluctuation in market value based on rising or declining interest rates and risks of a decrease in liquidity, such that no assurances can be made that an active trading market for underlying ETFs will be maintained.

There is also a risk that the underlying funds may terminate due to extraordinary events. For example, any of the service providers to the underlying fund, such as the trustee or sponsor, may close or otherwise fail to perform their obligations to the underlying fund, and the underlying fund may not be able to find a substitute service provider. Also, the underlying fund may be dependent upon licenses to use the various indices as a basis for determining their compositions and/or otherwise to use certain trade names. If these licenses are terminated, the respective underlying fund or ETF may also terminate. In addition, an underlying fund may terminate if its net assets fall below a certain amount. Although the Fund believes that in the event of the termination of an underlying fund, the Fund will be able to invest instead in shares of an alternate underlying fund tracking the same market index or another index covering the same general market, there can be no assurance that shares of an alternate underlying fund would be available for investment at that time.

Inverse and leveraged ETFs are subject to additional risks not generally associated with traditional ETFs. To the extent that the Fund invests in inverse ETFs, the value of the Fund’s investments will decrease when the index underlying the ETF’s benchmark rises, a result that is the opposite from traditional equity or bond funds. The NAV and market price of leveraged or inverse ETFs are usually more volatile than the value of the tracked index or of other ETFs that do not use leverage. This is because inverse and leveraged ETFs use investment techniques and financial instruments that may be considered aggressive, including the use of derivative transactions and short selling techniques. The use of these techniques may cause the inverse or leveraged ETFs to lose more money in market environments that are adverse to their investment strategies than other funds that do not use such techniques.

Generally, under the 1940 Act, a fund may not acquire shares of another investment company (including an ETF) if, immediately after such acquisition, (i) such fund would hold more than 3% of the other investment company’s total outstanding shares, (ii) such fund’s investment in securities of the other investment company would be more than 5% of the value of the total assets of the fund, or (iii) more than 10% of such fund’s total assets would be invested in investment companies. In accordance with Section 12(d)(1)(F) of the 1940 Act, the Fund may invest in underlying funds in excess of the 5% and 10% limits described above as long as the Fund (and all of is affiliated persons, including the Adviser) do not acquire more than 3% of the total outstanding stock of such underlying fund. If the Fund seeks to redeem shares of an underlying fund purchased in reliance on Section 12(d)(1)(F), the underlying fund is not obligated to redeem an amount exceeding 1% of the underlying fund’s outstanding shares during a period of less than 30 days.

In addition, rule 12d1-4 under the 1940 Act allows a fund to acquire shares of an underlying fund in excess of the limits described above. Fund of funds arrangements relying on Rule 12d1-4 are subject to several conditions, certain of which are specific to a fund’s position in the arrangement (i.e., as an acquiring or acquired fund). Notable conditions include those relating to: (i) control and voting that prohibit an acquiring fund, its investment adviser (or a sub-adviser) and their respective affiliates from beneficially owning more than 25% of the outstanding voting securities of an unaffiliated acquired fund; (ii) certain required findings relating to complexity, fees and undue influence (among other things); (iii) fund of funds investment agreements; and (iv) general limitations on an acquired fund’s investments in other investment companies and private funds to no more than 10% of the acquired fund’s assets, except in certain circumstances. To the extent the Fund is an acquired fund in reliance on Rule 12d1-4, the limitations placed on acquired funds under rule 12d1-4 may limit or restrict the Fund’s ability to acquire certain investments.

Money Market Funds. The Fund may invest in underlying money market funds that either seek to maintain a stable $1 NAV (“stable NAV money market funds”) or that have a share price that fluctuates (“variable NAV money market funds”). Although an underlying stable NAV money market fund seeks to maintain a stable $1 NAV, it is possible for the Fund to lose money by investing in such a money market fund. Because the share price of an underlying variable NAV money market fund will fluctuate, when the Fund sells the shares it owns, they may be worth more or less than what the Fund originally paid for them. In addition, neither type of money market fund is designed to offer capital appreciation. Certain underlying money market funds may impose a fee upon the sale of shares.

Market Disruptions Risk. The Fund is subject to investment and operational risks associated with financial, economic and other global market developments and disruptions, including, but not limited to, those arising from war; terrorism; market manipulation; government interventions, defaults and shutdowns; political changes or diplomatic developments; embargoes, tariffs, sanctions and other trade barriers; public health emergencies (such as the spread of infectious diseases, pandemics and epidemics); and natural/environmental disasters. Any of these events could negatively impact the securities markets and cause the Fund to lose value. These events can also impair the technology and other operational systems upon which the Fund’s service providers, including the Adviser or the Sub-Adviser, rely, and could otherwise disrupt the Fund’s service providers’ ability to fulfill their obligations to the Fund.

Beginning in 2020, the global spread of an infectious respiratory illness caused by a novel strain of coronavirus (known as COVID-19) caused volatility, severe market dislocations and liquidity constraints in many markets. The transmission of COVID-19 and efforts to contain its spread resulted in travel restrictions and disruptions, closed international borders, enhanced health screenings at ports of entry and elsewhere, disruption of and delays in healthcare service preparation and delivery, quarantines, event and service cancellations or interruptions, disruptions to business operations (including staff reductions), supply chains and consumer activity, as well as general concern and uncertainty that negatively affected the economic environment. The long-term impact of COVID-19 and other infectious illness outbreaks, epidemics or pandemics that may arise in the future could adversely affect the economies of many nations or the entire global economy, the financial performance of individual issuers, borrowers and sectors and the health of the markets generally in potentially significant and unforeseen ways.

U.S. and global markets have experienced increased volatility in recent years, including as a result of the recent failures of certain U.S. and non-U.S. banks, which could be harmful to the Fund and issuers in which it invests. For example, if a bank in which the Fund or an issuer has an account fails, any cash or other assets in bank accounts may be temporarily inaccessible or permanently lost by the Fund or issuer. If a bank that provides a subscription line credit facility, asset-based facility, other credit facility and/or other services to an issuer fails, the issuer could be unable to draw funds under its credit facilities or obtain replacement credit facilities or other services from other lending institutions with similar terms. Even if banks used by issuers in which the Fund invests remain solvent, continued volatility in the banking sector could cause or intensify an economic recession, increase the costs of banking services or result in the issuers’ being unable to obtain or refinance indebtedness at all or on as favorable terms as could otherwise have been obtained. Conditions in the banking sector are evolving, and the scope of any potential impacts to the Fund and issuers, both from market conditions and also potential legislative or regulatory responses, are uncertain.

The foregoing could lead to a significant economic downturn or recession, increased market volatility, a greater number of market closures, higher default rates and adverse effects on the values and liquidity of securities or other assets. Such impacts, which may vary across asset classes, may adversely affect the performance of the Fund. In certain cases, an exchange or market may close or issue trading halts on specific securities or even the entire market, which may result in the Fund’s being, among other things, unable to buy or sell certain securities or financial instruments or to accurately price its investments.

To satisfy any shareholder repurchase requests during periods of extreme volatility, it is more likely the Fund may be required to dispose of portfolio investments at unfavorable prices compared to their intrinsic value.

Mortgage-Backed and Asset-Backed Securities. The Fund may invest in MBS and ABS. MBS are mortgage-related securities issued or guaranteed by the U.S. Government or its agencies and instrumentalities, or issued by nongovernment entities. Mortgage-related securities represent ownership in pools of mortgage loans assembled for sale to investors by various government agencies such as GNMA and government-related organizations such as FNMA and FHLMC, as well as by nongovernment issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Although certain mortgage-related securities are guaranteed by a third party or otherwise similarly secured, the market value of the security, which may fluctuate, is not so secured. These securities differ from conventional bonds in that the principal is paid back to the investor as payments are made on the underlying mortgages in the pool. Accordingly, the Fund receives monthly scheduled payments of principal and interest along with any unscheduled principal prepayments on the underlying mortgages. Because these scheduled and unscheduled principal payments must be reinvested at prevailing interest rates, MBS do not provide an effective means of locking in long-term interest rates for the investor.

In addition, there are a number of important differences among the agencies and instrumentalities of the U.S. Government that issue mortgage-related securities and among the securities they issue. Mortgage-related securities issued by GNMA include GNMA Mortgage Pass-Through Certificates (also known as Ginnie Maes) which are guaranteed as to the timely payment of principal and interest. That guarantee is backed by the full faith and credit of the U.S. Treasury. GNMA is a corporation wholly owned by the U.S. Government within the Department of Housing and Urban Development. Mortgage-related securities issued by FNMA include FNMA Guaranteed Mortgage Pass-Through Certificates (also known as Fannie Maes) and are guaranteed as to payment of principal and interest by FNMA itself and backed by a line of credit with the U.S. Treasury. FNMA is a government-sponsored entity wholly owned by public stockholders. Mortgage-related securities issued by FHLMC include FHLMC Mortgage Participation Certificates (also known as Freddie Macs) guaranteed as to payment of principal and interest by FHLMC itself and backed by a line of credit with the U.S. Treasury. FHLMC is a government-sponsored entity wholly owned by public stockholders.

In September 2008, the Federal Housing Finance Agency (FHFA) placed Fannie Mae and Freddie Mac into conservatorship. As the conservator, FHFA succeeded to all rights, titles, powers and privileges of FNMA and FHLMC and of any stockholder, officer or director of FNMA and FHLMC with respect to FNMA and FHLMC and the assets of FNMA and FHLMC. In connection with the conservatorship, the U.S. Treasury entered into a Senior Preferred Stock Purchase Agreement (SPA) with each of FNMA and FHLMC pursuant to which the U.S. Treasury agreed to purchase up to 1,000,000 shares of senior preferred stock with an aggregate initial liquidation preference of $1 billion and obtained warrants and options to for the purchase of common stock of each of FNMA and FHLMC. Under the SPAs as currently amended, the U.S. Treasury has pledged to provide financial support to a government-sponsored enterprise (GSE) in any quarter in which the GSE has a net worth deficit as defined in the respective SPA.

FNMA and FHLMC are continuing to operate as going concerns while in conservatorship and each remains liable for all of its obligations, including its guaranty obligations, associated with its MBS. The SPAs are intended to enhance each of FNMA’s and FHLMC’s ability to meet its obligations. Under a letter agreement entered into in January 2021, the GSEs are permitted to retain earnings and raise private capital to enable them to meet the minimum capital requirements under the FHFA’s Enterprise Regulatory Capital Framework. The letter agreement also permits the GSEs to develop a plan to exit conservatorship once all litigation involving the conservatorships is resolved and the GSEs have the minimum capital required by FHFA’s rules. Should FNMA and FHLMC be taken out of conservatorship, it is unclear whether the U.S. Treasury would continue to enforce its rights or perform its obligations under the SPAs. It is also unclear how the capital structure of FNMA and FHLMC would be constructed post-conservatorship and what effects, if any, the privatization of FNMA and FHLMC will have on their creditworthiness and guarantees of certain MBS. Accordingly, should the FHFA take FNMA and FHLMC out of conservatorship, there could be an adverse impact on the value of their securities that could cause the Fund’s investments to lose value.

ABS are structured like MBS, but instead of mortgage loans or interests in mortgage loans, the underlying assets may include such items as motor vehicle installment sales contracts or installment loan contracts, leases of various types of real and personal property, and receivables from credit card agreements and sales of personal property. Regular payments received on ABS include both interest and principal. ABS typically have no U.S. Government backing. Additionally, the ability of an issuer of ABS to enforce its security interest in the underlying assets may be limited.

If the Fund purchases an MBS or other ABS at a premium, the premium may be lost if there is a decline in the market value of the security whether resulting from changes in interest rates or prepayments in the underlying collateral. As with other interest-bearing securities, the prices of such securities are inversely affected by changes in interest rates. Although the value of an MBS or other ABS may decline when interest rates rise, the converse is not necessarily true, since in periods of declining interest rates the mortgages and loans underlying the securities are prone to prepayment, thereby shortening the average life of the security and shortening the period of time over which income at the higher rate is received. When interest rates are rising, the rate of prepayment tends to decrease, thereby lengthening the period of time over which income at the lower rate is received. For these and other reasons, the average maturity of an MBS or other ABS may be shortened or lengthened as a result of interest rate fluctuations and, therefore, it is not possible to predict accurately the security’s return. In addition, while the trading market for short-term mortgages and ABS is ordinarily quite liquid, in times of financial stress the trading market for these securities may become restricted.

General Obligation Bonds. General obligation bonds are backed by the issuer’s full faith and credit and taxing authority for the payment of principal and interest. The taxing authority of any governmental entity may be limited, however, by provisions of its state constitution or laws, and an entity’s creditworthiness will depend on many factors, including potential erosion of its tax base due to population declines, natural disasters, declines in the state’s industrial base or inability to attract new industries, economic limits on the ability to tax without eroding the tax base, state legislative proposals or voter initiatives to limit ad valorem real property taxes and the extent to which the entity relies on Federal or state aid, access to capital markets or other factors beyond the state’s or entity’s control. Accordingly, the capacity of the issuer of a general obligation bond as to the timely payment of interest and the repayment of principal when due is affected by the issuer’s maintenance of its tax base.

Revenue Bonds. Revenue bonds are issued to finance a wide variety of capital projects, including: electric, gas, water and sewer systems; port, airport, and mass transit facilities; colleges and universities; and hospitals. Revenue bonds may be repaid only from the revenues of a specific facility or source. An investment in revenue bonds is subject to greater risk of delay or non-payment if revenue does not accrue as expected or if other conditions are not met for reasons outside the control of the Fund. Conversely, if revenue accrues more quickly than anticipated, the Fund may receive payment before expected and have difficulty reinvesting the proceeds on equally favorable terms.

Private activity bonds are, in most cases, revenue bonds. Private activity bonds are issued by or on behalf of public authorities to obtain funds to provide privately operated facilities. Private activity bonds generally are not secured by a pledge of the taxing power of the issuer of such bonds. Therefore, the repayment of such bonds generally depends on the revenues of a private entity. Continued ability of a private entity to generate sufficient revenues for the payment of principal and interest on such bonds will be affected by many factors including the size of the entity, capital structure, demand for the entity’s products or services, competition, general economic conditions, government regulation and the entity’s dependence on revenues for the operation of the particular facility being financed.

Moral Obligation Bonds. The Fund also may invest in “moral obligation” bonds, which are normally issued by special purpose public authorities. If an issuer of moral obligation bonds is unable to meet its obligations, the repayment of such bonds becomes a moral commitment but not a legal obligation of the state or municipality in question.

Municipal Lease Obligations and Certificates of Participation. Municipal leases and certificates of participation involve special risks not normally associated with general obligations or revenue bonds. Leases and installment purchase or conditional sale contracts (which normally provide for title to the leased asset to pass eventually to the governmental issuer) have evolved as a means for governmental issuers to acquire property and equipment without meeting the constitutional and statutory requirements for the issuance of debt. The debt issuance limitations are deemed to be inapplicable because of the inclusion in many leases or contracts of “non-appropriation” clauses that relieve the governmental issuer of any obligation to make future payments under the lease or contract unless money is appropriated for such purpose by the appropriate legislative body on a yearly or other periodic basis. In addition, such leases or contracts may be subject to the temporary abatement of payments if the governmental issuer is prevented from maintaining occupancy of the lease premises or utilizing the leased equipment. Although the obligations may be secured by the leased equipment or facilities, the disposition of the property in the event of non-appropriation or foreclosure might prove difficult, time consuming and costly, and may result in a delay in recovering or the failure to fully recover ownership of the assets.

Certificates of participation, which represent interests in unmanaged pools of municipal leases or installment contracts, involve the same risks as the underlying municipal leases. In addition, the Fund may be dependent upon the municipal authority issuing the certificate of participation to exercise remedies with respect to the underlying securities. Certificates of participation also entail a risk of default or bankruptcy, of both the issuer of the municipal lease and also the municipal agency issuing the certificate of participation.

Operational and Reputational Risk. An investment in the Fund involves operational risk arising from factors such as processing errors, human errors, inadequate or failed internal or external processes, failures in systems and technology, changes in personnel and errors caused by third-party service providers. Any of these errors, failures or breaches could result in a loss of information, regulatory scrutiny, reputational damage or other events, any of which could have a materially adverse effect on the Fund. While the Fund seeks to minimize such events through controls and oversight, there is no guarantee that the Fund will not suffer losses due to operational risk.

The Fund may be adversely affected if the reputation of the Adviser or the Sub-Adviser or its affiliates, or counterparties with whom the Fund associates, is harmed. Reputational harm could result from, among other things: real or perceived legal or regulatory violations; failure in performance, risk management, governance, technology, or operations; or claims related to employee misconduct, allegations of employee wrongful termination, conflict of interests, ethical issues, or failure to protect private information. Similarly, market rumors and actual or perceived association with counterparties whose own reputations may become under question could ultimately harm the Fund as well. These harms could include, for example, large repurchases of shares of the Fund, a negative effect on the Fund’s ability to conduct business with counterparties, or a hindering of the Adviser’s or the Sub-Adviser’s abilities to attract and/or retain personnel, including key personnel.

Regulation as a Bank Holding Company. The Adviser is a subsidiary of RBC USA Holdco Corporation, which is a Bank Holding Company (a “BHC”) under the U.S. Bank Holding Company Act of 1956, as amended (the “BHCA”). The activities of BHCs and their affiliates are subject to certain restrictions imposed by the BHCA and related regulations. As an affiliate of RBC USA Holdco Corporation, the Adviser is subject to these restrictions. Under certain circumstances, the Adviser may be deemed to “control” the Fund within the meaning of the BHCA and therefore certain of these restrictions could apply to the Fund as well. These restrictions may materially adversely affect the Fund, among other ways, by imposing restrictions on certain of the Fund’s investments; restricting the ability of the Adviser, or its affiliates to invest in the Fund; or affecting the ability of the Adviser to pursue certain strategies within the Fund’s investment program. Under certain circumstances, the Fund may be limited in the amount it may invest in portfolio companies to five percent of the portfolio’s company’s voting securities. In addition, if the Adviser or an affiliate provides seed capital to the Fund and the Fund cannot gain sufficient outside investment after of its initial seeding period, then the Fund may be forced to cease investment operations.

Repurchase Agreements. The Fund may engage in repurchase agreement transactions involving the type of securities in which it is permitted to invest. Repurchase agreements are transactions by which the Fund purchases a security and simultaneously commits to resell that security to the seller (a bank or securities dealer) at an agreed-upon price on an agreed-upon date (usually within seven days of purchase). The resale price reflects the purchase price plus an agreed-upon market rate of interest that is unrelated to the coupon rate or date of maturity of the purchased security. Repurchase agreements involve certain risks not associated with direct investments in the underlying securities. In the event of a default or bankruptcy by the seller, the Fund will seek to liquidate such collateral. The exercise of the Fund’s right to liquidate such collateral could involve certain costs or delays and, to the extent that proceeds from any sale upon a default of the obligation to repurchase were less than the repurchase price, the Fund could suffer a loss. Certain repurchase agreements the Fund may enter into may or may not be subject to an automatic stay in bankruptcy proceedings. Repurchase agreements are considered to be loans by an investment company under the 1940 Act. The Fund will not invest more than 33 1/3% of its net assets in repurchase agreements.

The use of repurchase agreements involves certain risks. For example, if the seller of the agreements defaults on its obligation to repurchase the underlying securities at a time when the value of these securities has declined, the Fund may incur a loss upon disposition of them. If the seller of the agreement becomes insolvent and subject to liquidation or reorganization under the United States Bankruptcy Code or other laws, a bankruptcy court may determine that the underlying securities are collateral not within the control of the Fund and therefore subject to sale by the trustee in bankruptcy. Finally, it is possible that the Fund may not be able to substantiate its interest in the underlying securities. While the management of the Fund acknowledges these risks, it is expected that they can be managed through stringent security selection criteria and careful monitoring procedures.

Restricted Securities. The Fund may purchase restricted securities that generally can be sold in privately negotiated transactions, pursuant to an exemption from registration under the federal securities laws, or in a registered public offering. Where registration is required, the Fund may be obligated to pay all or part of the registration expense and a considerable period may elapse between the time it decides to seek registration and the time the Fund may be permitted to sell a security under an effective registration statement. If during such a period adverse market conditions were to develop, the Fund might obtain a less favorable price than prevailed when it decided to seek registration of the security. Restricted securities that can be offered and sold to qualified institutional buyers under Rule 144A of the Securities Act (“144A Securities”) may be determined to be liquid.

Reverse Repurchase Agreements. The Fund may engage in reverse repurchase agreements. Reverse repurchase agreements are agreements that involve the sale of securities held by the Fund to financial institutions such as banks and broker-dealers with an agreement that the Fund will repurchase the securities at an agreed-upon price and date. During the reverse repurchase agreement period, the Fund continues to receive interest and principal payments on the securities sold. The Fund may employ reverse repurchase agreements (i) for temporary emergency purposes or to meet repurchase requests so as to avoid liquidating other portfolio securities during unfavorable market conditions; (ii) to cover short-term cash requirements resulting from the timing of trade settlements; or (iii) to take advantage of market situations where the interest income to be earned from the investment of the proceeds of the transaction is greater than the interest expense of the transaction.

Reverse repurchase agreements involve the risk that the market value of securities to be purchased by the Fund may decline below the price at which the Fund is obligated to repurchase the securities, or that the other party may default on its obligation so that the Fund is delayed or prevented from completing the transaction. In the event the buyer of securities under a reverse repurchase agreement files for bankruptcy or becomes insolvent, the Fund’s use of the proceeds from the sale of the securities may be restricted pending a determination by the other party, or its trustee or receiver, whether to enforce the Fund’s obligations to repurchase the securities.

Subordinated Debt Securities. Subordinated debt securities, sometimes also called “junior debt,” are debt securities for which the issuer’s obligations to make principal and interest payment are secondary to the issuer’s payment obligations to more senior debt securities. Subordinated debt securities are subject to the same risks as other fixed income securities and are also subject to increased credit risk because the issuer, by definition, has issued other, more senior debt securities. The Fund may invest in subordinated debt securities, including those issued by banks.

U.S. Government Obligations. U.S. Government securities include direct obligations issued by the United States Treasury, such as U.S. Treasury bills (maturities of one year or less), U.S. Treasury notes (maturities of one to ten years) and U.S. Treasury bonds (generally maturities of greater than ten years). They also include securities of U.S. Government agencies and instrumentalities that issue or guarantee securities, such as the Federal Home Loan Banks, FNMA and the Student Loan Marketing Association. Except for U.S. Treasury securities, obligations of U.S. Government agencies and instrumentalities may or may not be supported by the full faith and credit of the United States. Some, such as those of the Federal Home Loan Banks, are backed by the right of the issuer to borrow from the U.S. Treasury, others by discretionary authority of the U.S. Government to purchase the agencies’ obligations, while still others, such as those of the Student Loan Marketing Association, are supported only by the credit of the instrumentality. In the case of securities not backed by the full faith and credit of the United States, the investor must look principally to the agency issuing or guaranteeing the obligation for ultimate repayment and may not be able to assess a claim against the United States itself in the event the agency or instrumentality does not meet its commitment.

The total public debt of the United States as a percentage of gross domestic product has grown rapidly since the beginning of the 2008–2009 financial downturn. Although high debt levels do not necessarily indicate or cause economic problems, they may create certain systemic risks if sound debt management practices are not implemented. A high national debt can raise concerns that the U.S. Government will not be able to make principal or interest payments when they are due. This increase has also necessitated the need for the U.S. Congress to negotiate adjustments to the statutory debt limit to increase the cap on the amount the U.S. Government is permitted to borrow to meet its existing obligations and finance current budget deficits. In August 2011, S&P lowered its long-term sovereign credit rating on the U.S. In explaining the downgrade at that time, S&P cited, among other reasons, controversy over raising the statutory debt limit and growth in public spending. Any controversy or ongoing uncertainty regarding the statutory debt limit negotiations may impact the U.S. long-term sovereign credit rating and may cause market uncertainty. As a result, market prices and yields of securities supported by the full faith and credit of the U.S. Government may be adversely affected.

Variable and Floating Rate Securities. The Fund may invest in variable- and floating-rate securities. Fixed income securities that have variable or floating rates of interest may, under certain limited circumstances, have varying principal amounts. These securities pay interest at rates that are adjusted periodically according to a specified formula, usually with reference to one or more interest rate indices or market interest rates (the “underlying index”). The interest paid on these securities is a function primarily of the underlying index upon which the interest rate adjustments are based. These adjustments minimize changes in the market value of the obligation. Similar to fixed-rate debt instruments, variable- and floating-rate instruments are subject to changes in value based on changes in market interest rates or changes in the issuer’s creditworthiness. The rate of interest on securities may be tied to U.S. Government securities or indices on those securities as well as any other rate of interest or index.

Variable and floating rate demand notes of corporations are redeemable upon a specified period of notice. These obligations include master demand notes that permit investment of fluctuating amounts at varying interest rates under direct arrangements with the issuer of the instrument. The issuer of these obligations often has the right, after a given period, to prepay the outstanding principal amount of the obligations upon a specified number of days’ notice.

Certain securities may have an initial principal amount that varies over time based on an interest rate index, and, accordingly, the Fund might be entitled to less than the initial principal amount of the security upon the security’s maturity. The Fund intends to purchase these securities only when the Adviser or the Sub-Adviser believes the interest income from the instrument justifies any principal risks associated with the instrument. The Adviser or the Sub-Adviser may attempt to limit any potential loss of principal by purchasing similar instruments that are intended to provide an offsetting increase in principal. There can be no assurance that the Adviser or the Sub-Adviser will be able to limit the effects of principal fluctuations and, accordingly, the Fund may incur losses on those securities even if held to maturity without issuer default.

There may not be an active secondary market for any particular floating- or variable-rate instruments, which could make it difficult for the Fund to dispose of the instrument during periods that the Fund is not entitled to exercise any demand rights it may have. The Fund could, for this or other reasons, suffer a loss with respect to those instruments. The Adviser or the Sub-Adviser monitors the liquidity of the Fund’s investments in variable- and floating-rate instruments, but there can be no guarantee that an active secondary market will exist.

When-Issued Securities and Forward Commitments. The Fund may purchase securities offered on a “when-issued” and “forward commitment” basis (including a delayed delivery basis). Securities purchased on a “when-issued” or “forward commitment”

basis are securities not available for immediate delivery despite the fact that a market exists for those securities. A purchase is made on a “delayed delivery” basis when the transaction is structured to occur sometime in the future.

When these transactions are negotiated, the price, which is generally expressed in yield terms, is fixed at the time the commitment is made, but delivery and payment for the securities take place at a later date. Normally, the settlement date occurs within two months after the transaction, but delayed settlements beyond two months may be negotiated. During the period between a commitment and settlement, no payment is made for the securities purchased by the purchaser and, thus, no interest accrues to the purchaser from the transaction. At the time the Fund makes the commitment to purchase securities on a when-issued or forward commitment basis, the Fund will record the transaction as a purchase and thereafter reflect the value each day of such securities in determining its NAV.

Zero-Coupon, Delayed Interest and Capital Appreciation Securities. Zero-coupon, delayed interest, PIK and capital appreciation securities are securities that make no periodic interest payments, but are sold at a discount from their face value. The buyer recognizes a rate of return determined by the gradual appreciation of the security, which is redeemed at face value on a specified maturity date. The discount varies depending on the time remaining until maturity, as well as market interest rates, liquidity of the security, and the issuer’s perceived credit quality. The discount, in the absence of financial difficulties of the issuer, typically decreases as the final maturity date approaches. If the issuer defaults, the Fund may not receive any return on its investment. Because such securities bear no interest and generally compound periodically at the rate fixed at the time of issuance, their value generally is more volatile than the value of other fixed income securities. Since such bondholders do not receive interest payments, when interest rates rise, zero-coupon, delayed interest and capital appreciation securities fall more dramatically in value than bonds paying interest on a current basis. When interest rates fall, zero-coupon, delayed interest and capital appreciation securities rise more rapidly in value because the bonds reflect a fixed rate of return. An investment in zero-coupon, delayed interest and capital appreciation securities may cause the Fund to recognize income and make distributions to shareholders before it receives any cash payments on its investment. To generate cash to satisfy distribution requirements, the Fund may have to sell portfolio securities that it otherwise would have continued to hold or to use cash flows from other sources such as the sale of Fund shares.

PIK securities may be debt obligations or preferred shares that provide the issuer with the option of paying interest or dividends on such obligations in cash or in the form of additional securities rather than cash. Similar to zero-coupon bonds and delayed interest securities, PIK securities are designed to give an issuer flexibility in managing cash flow. PIK securities that are debt securities can be either senior or subordinated debt and generally trade flat (i.e., without interest). The trading price of PIK debt securities generally reflects the market value of the underlying debt plus an amount representing accrued interest since the last interest payment.

INVESTMENT RESTRICTIONS

Fundamental. The investment policies described below have been adopted by the Fund and are fundamental (i.e., they may not be changed without the affirmative vote of a majority of the outstanding shares of the Fund). As used in the Prospectus and this SAI, the term “majority of the outstanding shares of the Fund” means the lesser of: (1) 67% or more of the outstanding shares of the Fund present at a meeting, if the holders of more than 50% of the outstanding shares of the Fund are present or represented at such meeting; or (2) more than 50% of the outstanding shares of the Fund. Except for those investment policies specifically identified as fundamental in the Prospectus and this SAI, the Fund’s investment objective as described in the Prospectus and all other investment policies and practices described in the Prospectus and this SAI are non-fundamental and may be changed by the Board without the approval of shareholders.

The fundamental policies adopted with respect to the Fund are as follows:

1.  Borrowing Money. The Fund will not borrow money, except as permitted under the 1940 Act and the rules and regulations thereunder, or as may otherwise be permitted from time to time by a regulatory authority having jurisdiction.

2.  Senior Securities. The Fund will not issue any class of senior securities, except as permitted under the 1940 Act and the rules and regulations thereunder, or as may otherwise be permitted from time to time by a regulatory authority having jurisdiction.

3.  Underwriting. The Fund will not engage in the business of underwriting securities issued by others, except to the extent that the Fund may be deemed to be an underwriter under applicable laws in connection with the disposition of portfolio securities.

4.  Real Estate. The Fund will not purchase or sell real estate, unless acquired as a result of ownership of securities or other instruments, although it may purchase securities secured by real estate or interests therein, or securities issued by companies which invest, deal or otherwise engage in transactions in real estate or interests therein.

5.  Loans. The Fund will not make loans, except as permitted under, or to the extent not prohibited by, the 1940 Act and the rules and regulations thereunder, or as may otherwise be permitted from time to time by a regulatory authority having jurisdiction.

6.  Commodities. The Fund will not purchase or sell physical commodities or contracts relating to physical commodities, except as permitted under the 1940 Act and the rules and regulations thereunder, or as may otherwise be permitted from time to time by a regulatory authority having jurisdiction.

7.  Concentration. The Fund will not concentrate its investments in the securities of issuers primarily engaged in the same industry, as that term is used in the 1940 Act and as interpreted or modified from time to time by a regulatory authority having jurisdiction, except that this restriction will not apply to the Fund’s investments in securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities.

8.  Short Sales, Margin, Options. The Fund will not engage in short sales, purchases on margin, or the writing of put or call options, except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority with appropriate jurisdiction or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority with appropriate jurisdiction.

In addition, the Fund has adopted a fundamental policy that it will make quarterly repurchase offers pursuant to rule 23c-3 under the 1940 Act, as such rule may be amended from time to time, for between 5% and 25% of the Shares outstanding at NAV, unless suspended or postponed in accordance with regulatory requirements, and each repurchase pricing shall occur no later than the 14th day after the Repurchase Request Deadline (as defined in the Prospectus), or the next business day if the 14th day is not a business day.

The following are interpretations of the fundamental investment policies of the Fund and may be revised without shareholder approval, consistent with current laws and regulations as such may be interpreted or modified by regulatory authorities having jurisdiction, from time to time:

Borrowing Money. Under current law as interpreted by the SEC and its staff, the Fund may borrow money in the amount of up to one-third of the Fund’s total assets for any purpose and up to 5% of the Fund’s total assets from banks or other lenders for temporary purposes. The Fund’s total assets include the amounts being borrowed. The Fund expects to use proceeds from borrowing for investment purposes and to satisfy shareholder repurchase requests. This limitation does not preclude the Fund from entering into reverse repurchase transactions, provided that the Fund, in accordance with rule 18f-4, aggregates the amount of indebtedness associated with the reverse repurchase agreements or similar financing transactions with the aggregate amount of any other senior securities representing indebtedness when calculating the Fund’s asset coverage ratio or treats all such transactions as derivatives transactions.

Senior Securities. Senior securities may include any obligation or instrument issued by an investment company evidencing indebtedness, including the issuance of debt or preferred shares of beneficial interest. The Fund’s limitation with respect to issuing senior securities is not applicable to activities that may be deemed to involve the issuance or sale of a senior security by the Fund, provided that the Fund’s engagement in such activities is consistent with or permitted by the 1940 Act and the rules and regulations promulgated thereunder. The SEC adopted rule 18f-4 related to the use of derivatives and other similar transactions by an investment company. The Fund’s trading of derivatives and other similar transactions that create future payment or delivery obligations is generally subject to VaR leverage limits, a derivatives risk management program and reporting requirements unless the Fund satisfies a “limited derivatives users” exception that is included in the rule. In the case of a senior security representing indebtedness, a closed-end investment company must have asset coverage of 300% immediately after such issuance, and no dividends on the company’s stock may be made unless the indebtedness generally has an asset coverage at that time of 300%. In the case of a class of senior security representing a stock, a closed-end investment company must have asset coverage of 200% immediately after such issuance, and no dividends on the company’s stock may be made unless the preferred stock generally has an asset coverage at that time of 200%. Shareholders of preferred stock also must have the right, as a class, to elect at least two trustees at all times and to elect a majority of trustees if dividends on their stock are unpaid in certain amounts.

Underwriting. Under the 1940 Act, underwriting securities generally involves an investment company’s purchasing securities directly from an issuer for the purpose of selling (distributing) them or participating in any such activity either directly or indirectly. The Fund’s limitation with respect to underwriting securities is not applicable to the extent that, in connection with the disposition of portfolio securities (including restricted securities), the Fund may be deemed an underwriter under certain federal securities laws.

Real Estate. The 1940 Act does not directly restrict an investment company’s ability to invest in real estate but requires that every investment company has a fundamental investment policy governing such investments. The Fund’s limitation with respect to investing in real estate is not applicable to investments in securities or mortgages or loans that are secured by or represent interests in real estate. This limitation does not preclude the Fund from purchasing or selling mortgage-related securities or securities of companies engaged in the real estate business or that have a significant portion of their assets in real estate (including real estate investment trusts). In addition, this limitation does not preclude the Fund from holding or selling real estate acquired as a result of ownership through securities or other instruments.

Loans. Under current law as interpreted by the SEC and its staff, the Fund may not lend any security or make any other loan if, as a result, more than 33 1/3% of its total assets would be lent to other parties (this restriction does not apply to purchases of debt securities or repurchase agreements). Subject to this limitation, the Fund may make loans, for example: (a) by loaning portfolio securities; (b) by engaging in repurchase agreements; (c) by making loans secured by real estate; (d) by making loans to affiliated funds as permitted by the SEC; or (e) by purchasing non-publicly offered debt securities. For purposes of this limitation, the term “loans” shall not include the purchase of a portion of an issue of publicly distributed bonds, debentures or other securities.

Commodities. The 1940 Act does not directly restrict an investment company’s ability to invest in commodities but requires that every investment company has a fundamental investment policy governing such investments. The Fund may hold commodities acquired as a result of ownership of securities or other investments. This limitation does not preclude the Fund from purchasing or selling options or futures contracts, from investing in securities or other instruments backed by commodities or from investing in companies that are engaged in a commodities business or have a significant portion of their assets in commodities.

Concentration. Under current SEC and SEC staff interpretation, the Fund would “concentrate” its investments if 25% or more of the Fund’s total assets would be invested in securities of issuers conducting their principal business activities in the same industry. For purposes of this limitation, there is no limit on: (1) investments in U.S. Government securities, in repurchase agreements collateralized by U.S. Government securities, or in tax-exempt securities issued by the states, territories, or possessions of the United States (“municipal securities”), excluding private activity municipal securities whose principal and interest payments are derived principally from the assets and revenues of a non-governmental entity; or (2) investments in issuers domiciled in a single jurisdiction provided that the Fund does not invest greater than 25% in a particular industry . Notwithstanding anything to the contrary, to the extent permitted by the 1940 Act, the Fund may invest in one or more investment companies provided that, except to the extent the Fund invests in other investment companies pursuant to Section 12(d)(1)(A) or (F) of the 1940 Act, the Fund treats the assets of the investment companies in which it invests as its own for purposes of this policy. The Fund will consider the investments of its underlying pooled investment vehicles when determining the Fund’s compliance with its own concentration policies.

With respect to the percentages adopted by the Fund as maximum caps on its investment policies and limitations, an excess above the fixed percentage will not be a violation of the policy or limitation unless the excess results immediately and directly from the acquisition of any security or the action taken.

Non-Fundamental. The Fund is subject to restrictions and policies that are not fundamental and may, therefore, be changed by the Board without shareholder approval. These non-fundamental policies/restrictions are described below.

The Fund’s investment objective is a non-fundamental investment policy that may be changed by the Board without shareholder approval.

Notwithstanding any of the foregoing policies, any investment company, whether organized as a trust, association or corporation, or personal holding company, may be merged or consolidated with or acquired by the Fund, provided that if such merger, consolidation or acquisition results in an investment in the securities of any issuer prohibited by said paragraphs, the Fund shall, within 90 days after the consummation of such merger, consolidation or acquisition, dispose of all of the securities of such issuer so acquired or such portion thereof as shall bring the total investment therein within the limitations imposed by said paragraphs above as of the date of consummation.

MANAGEMENT

Trustees and Officers

The Board is responsible for the overall management of the Fund, including general supervision and review of the investment activities of the Fund. The Board, in turn, elects the officers of the Fund, who are responsible for administering the day-to-day operations of the Fund. Unless otherwise indicated in the table below, the address of each Trustee and officer of the Fund is 250 Nicollet Mall, Suite 1550, Minneapolis, Minnesota 55401.

The Role of the Board

Overall responsibility for overseeing and managing the business and affairs of the Fund rests with its Board. Like most registered funds, the day-to-day management and operation of the Fund is performed by various service providers to the Fund, such as the Adviser, the Sub-Adviser, the Distributor, the Administrator, the custodian and the Transfer Agent. The Board has appointed senior employees of certain of these service providers as officers of the Fund with responsibility for supervising actively the day-to-day operations of the Fund and reporting back to the Board. The Board has also appointed a Chief Compliance Officer who administers the Fund’s compliance program and regularly reports to the Board on compliance matters. From time to time, one or more members of the Board may meet with management in less formal settings, between scheduled Board meetings, to discuss various topics. In all cases, however, the role of the Board and any individual Trustee is one of oversight and not of active management of the day-to-day operations or affairs of the Fund.

Board Structure and Leadership

The Board of Trustees has five standing committees: an Audit Committee, a Nominating Committee, a Corporate Governance Committee, a Valuation, Portfolio Management and Performance Committee, and a Compliance Committee. The committee structure enables the Board to manage efficiently and effectively the large volume of information relevant to the Board’s oversight of the Fund. The Board is composed of eight trustees, and seven of the eight Trustees are not “interested persons” of the Fund as that term is defined by the 1940 Act (the “Independent Trustees”). The Board believes that the number of Trustees is adequate for the number of Funds overseen by the Board and that the current size of the Board is conducive to Board interaction, debate and dialogue that results in an effective decision making body. The Independent Trustees have engaged their own independent legal counsel to advise them on matters relating to their responsibilities in connection with the Fund. The Chairman of the Board is an Independent Trustee. The Chairman participates in the preparation of the agenda for meetings of the Board and the preparation of information to be presented to the Board with respect to matters to be acted upon by the Board. The Chairman also presides at all meetings of the Board and is involved in discussions regarding matters pertaining to the oversight of the management of the Fund between meetings. In developing its current structure, the Board recognized the importance of having a significant majority of Independent Trustees. The Board believes that its current leadership structure, including the composition of the Board and its Committees, is an appropriate means to provide effective oversight on behalf of shareholders.

As needed between regular meetings, the Board or a specific committee may receive and review reports relating to the Fund and engage in discussions with appropriate parties relating to the Fund’s operations and related risks.

The Audit Committee of the Fund is currently composed of the following Independent Trustees: Ms. McCaffrey and Messrs. Garner and Seward. The Audit Committee acts as a liaison between the Fund’s independent auditors and the Board. As set forth in its charter, the Audit Committee has the responsibility to, among other things, (1) approve the appointment of the independent auditors and recommend the selection of the independent auditors to the Board for ratification by the Independent Trustees; (2) review and approve the scope of the independent auditors’ audit activity; (3) review the financial statements which are the subject of the independent auditors’ certifications; and (4) review with such independent auditors the adequacy of the Fund’s accounting system and the effectiveness of the internal accounting controls of the Fund and its service providers.

The Nominating Committee of the Fund is currently composed of the following Independent Trustees: Mses. Bode and Zarkovich and Messrs. James and Perry. In the event of vacancies on, or increases in the size of, the Board, the Nominating Committee is responsible for evaluating the qualifications of and nominating all persons for appointment or election as Trustees of the Fund. Candidates may be identified by the Nominating Committee, management of the Fund or Trust shareholders. The Nominating Committee may utilize third-party services to help identify and evaluate candidates. In addition, the Nominating Committee identifies individuals qualified to serve as Independent Trustees of the Fund and recommends its nominees for consideration by the full Board. For non-Independent Trustees (management candidates), the Nominating Committee will look to the President of the Fund to produce background and other reference materials necessary for the Nominating Committee to consider non-Independent Trustee candidates. The Nominating Committee considers Independent Trustee candidates recommended by shareholders of the Fund. Recommendations, along with appropriate background material concerning the candidate that demonstrates his or her ability to serve as an Independent Trustee of the Fund, should be submitted to the Secretary of the Fund or any member of the Committee in writing at the address of the Fund. The Nominating Committee will evaluate shareholder candidates using the same criteria applied to other Independent Trustee candidates along with additional requirements as listed in the Nominating Committee charter.

The Corporate Governance Committee of the Fund is currently composed of the following Independent Trustees: Mses. Bode and Zarkovich and Messrs. James and Perry. The Board has developed a set of Principles of Corporate Governance (“Governance Principles”) to guide the Board and the Corporate Governance Committee in considering governance issues. The Corporate Governance Committee is responsible for reviewing the Governance Principles periodically and, if deemed appropriate, recommending changes to the Board. The Board will then consider whether to approve the changes. The Corporate Governance Committee is also responsible for evaluating the performance of the Board and the Fund in light of the Governance Principles, considering whether improvements or changes are warranted, and making recommendations for any necessary or appropriate changes. The Committee also coordinates the annual Board Self-Assessment required by the SEC governance rules, the annual review of Trustee independence, and an annual review of independent legal counsel for the Independent Trustees relating to independence and general performance. The Governance Principles include a commitment to ongoing Trustee education, and the Corporate Governance Committee oversees the process of identifying educational topics and facilitating quarterly Board education sessions covering industry, regulatory and governance issues relevant to the Fund.

The Valuation, Portfolio Management and Performance Committee (the “Valuation Committee”) of the Fund is currently composed of Mses. Bode and Zarkovich and Messrs. Kardok and Seward. As set forth in its charter, the primary duties of the Fund’s

Valuation Committee are: (1) to review the actions of the Fund’s Pricing Committee and to ratify or revise such actions; (2) to review and recommend for Board approval pricing agents to be used to price Fund portfolio securities; (3) to recommend changes to the Fund’s Pricing and Valuation Procedures, as necessary or appropriate; (4) to obtain from the Fund’s portfolio managers information sufficient to permit the Valuation Committee to evaluate the Fund’s performance, use or proposed use of benchmarks and any additional indexes, and compliance with their investment objectives and policies; (5) to obtain from the Fund’s investment adviser information sufficient to permit the Committee to evaluate the quality of the adviser’s exercise of brokerage discretion when buying and selling portfolio securities for the Fund; (6) to investigate matters brought to its attention within the scope of its duties; (7) to assure that all its actions are recorded in minutes of its meetings and maintained with the Fund’s records; and (8) to report its activities to the full Board on a regular basis and to make such recommendations with respect to the above and other matters as the Valuation Committee may deem necessary or appropriate.

The Compliance Committee of the Fund is currently composed of the following Independent Trustees: Ms. McCaffrey and Messrs. Garner, James, Kardok, and Perry. As set forth in its charter, the Compliance Committee’s primary duties and responsibilities include: developing and maintaining a strong compliance program by providing a forum for the Independent Trustees to consider compliance matters; assisting the Board in its oversight pursuant to rule 38a-1 under the 1940 Act; formulating action to be taken with respect to the Fund’s compliance program or the Fund’s key service providers’ programs, or related matters; and participating in industry forums and/or reviews on regulatory issues as appropriate.

Risk Oversight

As part of its oversight of the management and operations of the Fund, the Board also has a risk oversight role, which includes (without limitation) the following: (i) requesting and reviewing reports on the operations of the Fund; (ii) reviewing compliance reports and approving certain compliance policies and procedures of the Fund and its service providers; (iii) working with management to consider key risk areas and to seek assurances that adequate resources are available and appropriate plans are in place to address risks; (iv) meeting with service providers, including Fund auditors, to review Fund activities; (v) meeting with the Chief Compliance Officer and other officers of the Fund and its service providers to receive information about compliance, and risk assessment and management matters; and (vi) meeting regularly with independent legal counsel. The Board has emphasized to the Adviser and the Sub-Adviser the importance of maintaining rigorous risk management programs at the Adviser, the Sub-Adviser and other service providers. The Board recognizes that not all risks that may affect the Fund can be identified, that it may not be practical or cost-effective to eliminate or mitigate certain risks, that it may be necessary for the Fund to bear certain risks (such as disclosed investment-related risks) to achieve the Fund’s goals, and that the processes, procedures and controls employed to address certain risks may be limited in their effectiveness. As a result of the foregoing and other factors, the oversight of risk management by the Board is subject to practical limitations. Nonetheless, the Board expects Fund service providers to implement rigorous risk management programs.

Trustee Attributes

The Board of Trustees believes that each of the Trustees has the qualifications, experiences, attributes and skills (“Trustee Attributes”) appropriate to continued service as a Trustee of the Fund in light of the Fund’s business and structure. The Board has established a Nominating Committee that evaluates potential candidates based on a variety of factors. Among those factors are the particular skills of a potential Trustee that complement skills and expertise of existing Trustees. In addition to having a demonstrated record of academic, business and/or professional accomplishment, certain of the Trustees have served on the Board of Trustees for RBC Funds Trust for a number of years. In their service to those Funds, those Trustees have gained substantial insight into the operation of the funds and have demonstrated a commitment to discharging oversight duties as trustees in the interests of shareholders. The Corporate Governance Committee annually directs a Board “self-assessment” process wherein the effectiveness of the Board, the Board’s Committees, and individual Trustees is reviewed.

In addition to the general Trustee Attributes described above, Mr. Seward has extensive board, executive and institutional investor experience from roles with public and private companies and is a Chartered Financial Analyst (CFA) charterholder; Ms. Bode has business experience as a healthcare industry consultant and real estate developer; Mr. Garner has executive and public sector experience gained in connection with his role as president and chief executive officer (“CEO”) of a metropolitan community foundation and as a college president; Mr. James, as the former president of a non-profit organization focused on corporate governance and ethical business cultures, is a national expert and college professor focused on business ethics and has experience as a senior corporate executive as well as public company board experience; Mr. Eikenberg is a seasoned financial services executive with experience overseeing sales and distribution for investment management businesses; Ms. Zarkovich is a CFA charterholder who has significant experience in leading foundation and family office investment teams and investing in traditional and alternative investment strategies as well as experience serving on the boards of multiple non-profit organizations; Mr. Kardok is a seasoned executive in the financial services and asset management space with experience in public accounting, mutual fund administration, financial reporting, regulatory/compliance matters, operations and risk management; Ms. McCaffrey has extensive experience in the audit requirements and business and financial issues of investment companies from her role as audit partner and quality review partner of a major accounting firm and is a Certified Public Accountant (Ohio) and Mr. Perry has extensive experience in financial planning, investment management, and fiduciary oversight through his roles as managing member and investment advisor representative of a registered investment advisory firm, as an independent director of a publicly traded community bank holding company, and as a trustee of both public-sector retirement and educational institutions, with expertise in investment oversight, regulatory compliance, strategic planning, and governance. The foregoing discussion and the Trustees and officers tables below are included in this SAI pursuant to requirements of the SEC, do not constitute holding out the Board or any Trustee as having special expertise or experience and shall not be deemed to impose any greater responsibility or liability on any Trustee by reason thereof. Additional information about Trustee Attributes is contained in the table below. The age, address, and principal occupations for the past five years of each Trustee and executive officer, and additional information relevant to his or her professional background are listed below.

Name and Age	Position, Term of Office and Length of Time Served with the Fund	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1) Overseen by Trustee	Other Directorships Held During the Past 5 Years
Independent Trustees of the Fund(2)
Lucy Hancock Bode (74)	Trustee since 2025	Healthcare consultant (self-employed) (1986 to present)	19	Fifth Third Advisory Board (2019 to present)
Leslie H. Garner Jr. (75)	Trustee since 2025	President and Chief Executive Officer, The Greater Cedar Rapids Community Foundation (2010 to 2023); President, Cornell College (1994 to 2010)	19	None
Ronald James (75)	Trustee since 2025	Director/President, Campbell Chapel Community Development Ministries (2024 to present); Private Investor (2017 to present); Faculty member (part time), University of St. Thomas (2004 to present); President and Chief Executive Officer, Center for Ethical Business Cultures (2000 to January 2017)	19	Best Buy Co. Inc. (2004 to 2013); Bremer Financial Corporation (2004 to 2025); Greater Twin Cities United Way (2012 to 2020)
Michael Kardok (66)	Trustee since 2025	Kardok Consulting (self-employed) (2023 to present); Treasurer and Principal Financial and Accounting Officer, Natixis and Loomis Sayles Funds and Natixis ETFs (2004 to 2022); Principal Financial and Accounting Officer - Senior Vice President, Natixis Advisors, LLC and Natixis Distribution, LLC (2004 to 2022)	19	None
Margaret McCaffrey (62)	Trustee since 2025	Independent Consultant/Financial Expert (self-employed) (2021 to present); Assurance Partner, Cohen & Company (1990 to 2021)	19	Independent Trustee/Audit Chair of Modern Capital Tactical Income Fund (2021 - present)
Dexter Perry (56)	Trustee since 2026	Investment Advisor Representative/Managing Member, One Providence Capital, LLC (2006 to Present); Insurance Agent/Managing Member, The Providence Group of North Carolina, LLC (2001 to Present)	19	Independent Director, First Bancorp, Inc. (2021 to Present); Trustee, The Asheville School (2020 to Present); Independent Director, Acting Executive Director, General Baptist Convention of North Carolina Foundation, Inc. (2018 to present); M&F Bancorp, Inc (2018-2021)
James R. Seward, CFA (73)	Chairman of the Board and Trustee since 2025	Private investor (2000 to present); CFA (1987 to present)	19	Brookdale Senior Living Inc. (2008 to 2019)
Christie Zarkovich (51)	Trustee since 2025	Chief Administrative, Financial and Investment Officer, Health Forward Foundation (2021 to present); Investment Director, Chinquapin Trust Company (2019	19	Children’s Mercy Hospital Foundation (2021 to present); Kansas City Art Institute (2024 to present); Investment Committee

		to 2021); Head of Mission-Related Investing Research, Cambridge Associates (2018 to 2019)		Member, Ada Capital (2024 to present)
Interested Trustees of the Fund
David Eikenberg (57)	Trustee since 2025	President and Chief Executive Officer, RBC Funds (2022 to present); Head of Intermediary Sales at RBC Global Asset Management (U.S.) Inc., (March 2018 to present) Vice President, T. Rowe Price (2010 - 2018)	19	None

(1)	The Fund Complex includes the Fund as well as each series of RBC Funds Trust, an affiliated registrant not discussed in this SAI.

(2)	The Trustees of the Fund who are not “interested persons” of the Fund as defined in the 1940 Act (“Independent Trustees”).

Name and Age	Position with the Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Officers of the Fund
David Eikenberg (57)	Principal Executive Officer and Trustee	Since September 2025	President and Chief Executive Officer, RBC Funds (2022 to present); Head of Intermediary Sales at RBC Global Asset Management (U.S.) Inc., (March 2018 to present) Vice President, T. Rowe Price (2010 - 2018)
Kathleen A. Hegna (59)	Treasurer and Principal Financial Officer	Since September 2025	Head, U.S. Fund Operations, RBC Global Asset Management (U.S.) Inc. (2022 to present); Associate Vice President and Director, Mutual Fund Services, RBC Global Asset Management (U.S.) Inc. (2009 to 2022)
Tara Tilbury (52)	Secretary	Since September 2025	Managing Counsel, RBC Global Asset Management (U.S.) Inc. (2018 to Present), Vice President and Chief Counsel – Asset Management, Ameriprise Financial, Inc. (2015 to 2018)
Christina M. Weber (57)	Chief Compliance Officer and Assistant Secretary	Since September 2025	Chief Compliance Officer, RBC Global Asset Management (U.S.) Inc. (June 2018 to present); Chief Compliance Officer, RBC Funds (2012 to present); Assistant Secretary, RBC Funds (2013 to 2017); Senior Compliance Officer, RBC Funds (March 2012 to December 2012)
Patrick Engel (31)	Assistant Treasurer	Since September 2025	Senior Financial Analyst, RBC Global Asset Management (U.S.) Inc. (2018 to present)
Maren Fleming (43)	Assistant Secretary	Since September 2025	Associate Director, Compliance, RBC Global Asset Management (U.S.) Inc. (2018 to present)
Jennifer Teal (56)	Assistant Secretary	Since September 2025	Manager, Regulatory Administration, RBC Global Asset Management (US) Inc. (2016 to present)

Trustee Ownership of Fund Shares and Other Interests

The table below shows the aggregate dollar range of each Trustee’s holdings in the Fund and the aggregate dollar range in the RBC Funds as of December 31, 2025.

Name of Trustee	Dollar Range of Equity Securities in the Fund	Aggregate Dollar Range of Equity Securities in all Registered Investment Companies Overseen by the Trustees in Family of Investment Companies
Non-Interested Trustees
Lucy Hancock Bode	None	Over $100,000
Leslie H. Garner Jr.	None	Over $100,000
Ronald James	None	Over $100,000
Michael Kardok	None	Over $100,000
Margaret McCaffrey	None	$50,000 - $100,000
James R. Seward	None	Over $100,000
Christie Zarkovich	None	Over $100,000

Dexter Perry	None	None
Interested Trustee
David Eikenberg	None	$10,001-$50,000

Furthermore, neither the Independent Trustees nor members of their immediate family own securities beneficially or of record in the Adviser, the Fund’s principal underwriter, or any of their affiliates.

Compensation

Independent Trustees (Trustees of the Fund who are not directors, officers or employees of the Adviser, Administrator or Distributor) receive from the Fund an annual retainer of $110,000. The Board Chairperson and Audit Committee Chairperson each receive an additional retainer of $2,500 annually, and all other Trustees serving as Chair of a Board committee each receive an additional retainer of $1,000 annually. In addition, Independent Trustees receive a quarterly meeting fee of $6,500 for each in-person Board meeting attended. Each Independent Trustee also receives a meeting fee of $1,500 for each telephonic or Special Board meeting attended, and a $1,500 fee for each Board committee meeting attended. Independent Trustees are also reimbursed for all out-of-pocket expenses relating to attendance at such meetings. Trustees who are directors, officers or employees of the Adviser, Administrator or Distributor do not receive compensation from the Fund. The table below sets forth the compensation received by each Trustee from the Fund Complex during the twelve months ended September 30, 2025.

	Aggregate Compensation from the Fund	Pension or Retirement Benefits Accrued as Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation from Fund Complex Paid to Trustee
Independent Trustees
Lucy Hancock Bode	$0	$0	$0	$141,245
Leslie H. Garner, Jr.	0	0	0	$143,122
Ronald James	0	0	0	$138,000
Michael Kardok	0	0	0	$143,331
Margaret McCaffrey	0	0	0	$140,403
James R. Seward	0	0	0	$142,813
Christie Zarkovich	0	0	0	$140,000
Dexter Perry*	0	0	0	$0

Interested Trustee
David Eikenberg	None	None	None	None

*	Mr. Perry has been a Trustee since January 1, 2026.

Investment Adviser

RBC Global Asset Management (U.S.) Inc. (the “Adviser”), located at 250 Nicollet Mall, Suite 1550, Minneapolis, Minnesota 55401, serves as investment adviser to the Fund. The Adviser is a wholly owned subsidiary of Royal Bank of Canada (“RBC”). RBC is one of North America’s leading diversified financial services companies and provides personal and commercial banking, wealth management services, insurance, corporate and investment banking, and transaction processing services on a global basis. RBC employs approximately 97,000 people who serve 17 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 27 other countries around the world. The Adviser has been registered with the SEC as an investment adviser since 1983 and has been a portfolio manager of publicly offered mutual funds since 1986. Under the Investment Advisory Agreement, the Adviser manages the day-to-day investment of assets of the Fund in accordance with the policies and procedures established by the Trust. As of December 31, 2025, the Adviser’s investment team managed approximately $71.6 billion in assets for corporations, public and private pension plans, Taft-Hartley plans, charitable institutions, foundations, endowments, municipalities, registered mutual funds, private investment funds, trust programs, foreign funds such as UCITS funds, individuals (including high net worth individuals), wrap sponsors and other U.S. and international institutions.

For its services to the Fund, the Adviser receives from the Fund a fee, paid monthly, at an annual rate based on the Fund’s average daily net assets. Each class of shares of the Fund pays its respective pro rata portion of the total advisory fees payable by the Fund. The rate for the Fund is 1.35%.

Under the terms of the Investment Advisory Agreement between the Fund and the Adviser, the investment advisory services of the Adviser to the Fund are not exclusive. The Adviser is free to, and does, render investment advisory services to others.

The Investment Advisory Agreement for the Fund will remain in effect after its initial term only as long as such continuance is approved for the Fund at least annually (i) by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Board and (ii) by a majority of the Trustees who are not parties to the Investment Advisory Agreement or “interested persons” (as defined in the 1940 Act) of any such party.

The Investment Advisory Agreement may be terminated with respect to the Fund at any time without payment of any penalty, by a vote of a majority of the outstanding securities of the Fund (as defined in the 1940 Act) or by a vote of a majority of the Board on 60 days’ written notice to the Adviser, or by the Adviser on 60 days’ written notice to the Fund. An Investment Advisory Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

The Adviser has contractually agreed to waive fees and/or pay operating expenses in order to limit the Fund’s total expenses (excluding brokerage and other investment-related costs, interest, taxes, dues, fees and other charges of governments and their agencies, extraordinary expenses such as litigation and indemnification, other expenses not incurred in the ordinary course of the Fund’s business and acquired fund fees and expenses) to 2.60% of the Fund’s average daily net assets for Class A shares, 2.35% for Class I shares and 3.10% for Class T shares. The expense limitation agreement is in place until January 31, 2027 and may not be terminated by the Adviser prior to that date. The expense limitation agreement may be revised or terminated by the Fund’s board of trustees if the board consents to a revision or termination as being in the best interests of the Fund. The Adviser is entitled to recoup from the Fund or class the fees and/or operating expenses.

Investment Sub-Adviser

RBC Global Asset Management (UK) Limited (the “Sub-Adviser”), located at 100 Bishopsgate, London EC2N 4AA, United Kingdom, serves as investment sub-adviser to the Fund. The Sub-Adviser is a wholly owned subsidiary of RBC, which is the parent company of the Adviser. The Sub-Adviser has been registered with the SEC as an investment adviser since September 2013 and is authorized and regulated by the UK Financial Conduct Authority. The Sub-Adviser employed 489 individuals and had $181.3 billion in assets under management as of December 31, 2025.

For the services provided by the Sub-Adviser to the Fund, the Adviser will pay the Sub-Adviser a fee, computed daily and payable monthly, equal to 20% of the total advisory fee (consisting of the management fee and any incentive fee) paid to the Adviser by the Fund after deducting the amounts of any fees waived or Fund expenses paid by the Adviser for the Fund pursuant to the expense limitation agreement then in place.

Portfolio Managers

Other Accounts Managed

The following table provides information regarding other mutual funds and accounts for which the Fund’s portfolio managers are jointly and primarily, as applicable, responsible for the day-to-day portfolio management as of February 28, 2026.

Portfolio Manager	RBC Funds Man aged	Account Type	Number of Accounts	Value of Accounts	Number of Performance Fee Accounts	Value of All Performance Fee Accounts
Sid Chhabra	RBC BlueBay Enhanced Income Fund	Pooled	22	$ 7,895,348,676	4	$ 205,919,470
		Separate Accounts	11	$ 3,975,960,320	0	$ 0
		Registered Inv. Co.	0	$ 0	0	$ 0
Mark Shohet	RBC BlueBay Enhanced Income Fund	Pooled	2	$ 992,315,054	1	$ 35,616,110
		Separate Accounts	4	$ 440,679,302	0	$ 0
		Registered Inv. Co.	0	$ 0	0	$ 0
Ajeet Atwal	RBC BlueBay Enhanced Income Fund	Pooled	4	$ 1,597,647,243	0	$ 0
		Separate Accounts	1	$ 40,895,806	0	$ 0
		Registered Inv. Co.	0	$ 0	0	$ 0

Portfolio Manager Compensation

•	The compensation plan for the RBC GAM investment teams was designed with the following principles in mind:
•	To attract and retain individuals possessing the skills and talents essential to sustainable investing success and the growth of RBC GAM
•	To align rewards for investment professionals with the goals of our investors and shareholders
•	To promote RBC GAM’s culture and foster stability and consistent improvement within RBC GAM’s workforce

Payments are reviewed against investment results (benchmarks and/or peer groups) to ensure that rewards are consistent with achieving the desired returns/outcomes for our clients within attractive/acceptable risk metrics. Individual compensation quantums are reviewed against industry surveys to ensure compensation remains competitive, contributing to fairness, efficiency and the retention of superior investment staff.

The compensation program for investment management personnel comprises five elements:

1.	Base salary

2.	Annual discretionary bonus (short-term incentive, or “STI”)

3.	Firm profit-sharing plan (for eligible teams and investment staff)

4.	RBC GAM factor units (for eligible teams and investment staff)

5.	Team profit-sharing plan (for eligible teams and investment staff)

Base salary

•	For new hires, base salaries are set after considering internal comparables, local market industry surveys and RBC GAM’S sense of market conditions.
•	On an annual basis, all base salaries are reviewed within and across teams and locations to ensure fairness, consistency and relevance.
•

Base salaries for all roles are also compared to local industry surveys to protect RBC GAM’s ability to attract superior talent to the firm without introducing anomalies in the compensation program for new versus long-term employees.

Annual Discretionary Bonus

•

All employees who are eligible for a discretionary bonus are graded on a 200-point scale. This score is a combination of quantitative and qualitative assessments, although, in some cases and depending on the type of role, only a qualitative assessment is possible.

•	Bonus payments are reflective of the past five years of contributions and investment performance over one-, three- and five-year periods, with greater emphasis on three and five years.
•	The quantitative component is calculated using an algorithm that tracks results for specific responsibilities in investment management against agreed-upon success thresholds.
•

The qualitative component is based on a review of results produced over the year and the degree to which the individual exhibits attitudes and behaviors consistent with RBC GAM’s reputation, culture and goals, including investment success and growth.

•	Annual discretionary bonuses are impacted by the firm’s financial performance.

Firm Profit-Sharing Plan (“PSP”)

•	Senior individuals within the investment teams may be eligible to receive units linked to the financial performance of RBC GAM that serve as a proxy for ownership in the firm.
•

Membership is based on rigid qualifications that effectively limit membership to the most senior analysts and portfolio managers. Among these qualifications are investment success and service leadership over the intermediate and long term, thought leadership, ethical behavior and contribution to firm culture.

•

PSP units are reviewed annually and approved by the Chief Investment Officer and CEO at the beginning of each fiscal year. The number of units held by each individual does not normally change during the year.

•	The value of each PSP unit is distributed to unitholders based on the number of units that they hold.
•	PSP exposure is capped to 40% of an individual’s total compensation to mitigate against high volatility.
•

At the end of each year, an incentive bonus is calculated based on the performance of certain equity and fixed income funds versus their peer groups. This calculation is based on a time-weighted performance measure which includes returns over various periods, including a 5-year calculation. The incentive bonus is paid annually and shared among all PSP members on the basis of their relative unit holdings.

RBC GAM Factor units (“GFUs”)

•	GFUs are allocated where an individual’s PSP exposure exceeds the 40% maximum.
•	GFUs have a value of CAD $1,000 and are adjusted up and down each year by the firm’s financial performance.
•	GFUs can also be allocated as part of a compensation adjustment that results from promotion or a review against internal and external comparables.

Team Profit-Sharing Plan (“TPS”)

•	Certain select investment teams have access to a TPS based on the team’s ability to grow RBC GAM’s global institutional client base.
•

TPS is based on the profit generated by an investment team. This is calculated as a share of management fees and, in some cases, performance fees, earned from the team’s products, with deductions for certain defined direct costs including compensation expenses such as salaries and the employer’s National Insurance Contributions and non-compensation costs.

Deferrals

•	Consistent with industry best practices, a portion of investment professionals’ variable compensation (annual discretionary bonus, PSP, and TPS) is subject to a mandatory 3-year deferral.
•

This deferral applies to all staff with variable compensation greater than a defined threshold that varies by region and ranges from 25% to 45% and may be as high as 60% to meet regulatory requirements in certain jurisdictions.

•

This deferral amount is payable at the end of three years, provided the employee remains in good standing with RBC GAM. The deferral amount paid is based on the success of RBC and RBC GAM over the deferral period; 30% of the deferral is mandatorily invested into RBC shares while individuals are allowed to invest the remaining 70% of deferred compensation into a combination of funds managed by RBC GAM and/or an index tracking RBC GAM’s profit growth, further aligning RBC GAM’s incentive structure with the interests of our clients.

Other

In addition, all U.S.-based team members can invest in our ultimate parent, RBC, through our 401(k) program; and all team members have signed employment agreements that include: (1) notice periods; and (2) non-solicit terms.

Annual Discretionary Bonus / Performance

•

As noted above, bonus payments are reflective of the past five years of contributions and investment performance over one-, three- and five-year periods, with greater emphasis on three and five years. Performance is based on the investment team’s relevant composite or fund returns compared to peer groups.

Potential Conflicts of Interest: The Adviser, Sub-Adviser and/or their affiliates (together, “RBC”) provide a variety of discretionary and non-discretionary investment advisory services and products to their clients. As a result, the following potential and actual conflicts of interest, among others, are presented to RBC in the operation of its investment advisory services:

•	RBC faces conflicts of interest when rendering investment advisory services to several clients and may provide dissimilar investment advice to different clients.
•

RBC may, in certain circumstances, have discretion when making distributions as part of repurchases in the form of securities or other assets, and in that case, the composition of such distributions. Accordingly, RBC may face conflicts of interest with respect to investors requesting repurchases and remaining investors.

•

RBC may collect greater compensation for certain funds or accounts than that received for other funds or may receive performance-based compensation. This may create a potential conflict of interest for RBC or its portfolio managers to incentivize certain accounts. Conflicts of interest may also arise when a portfolio manager has management responsibilities to more than one account or fund, such as devotion of unequal time or attention.

•

Potential conflicts of interest may arise with both the aggregation of trade orders and the allocation of securities transactions/investment opportunities/investment ideas. For allocations of aggregated trades, particularly trade orders that were only partially filled due to limited availability, RBC may have an incentive to allocate trades or investment opportunities to certain accounts or funds.

•

As a result of information barriers, personnel within RBC may trade differently from the Fund. Also, if RBC obtains material non-public confidential information as part of its business activities for or with other clients, it may be restricted from purchasing or selling securities for the Fund.

•

If RBC pays a broker-dealer with “soft” or commission dollars to obtain access to statistical information and research, RBC faces conflicts of interest because RBC may have an incentive to trade with certain brokers or dealers in order to earn soft dollars and the information and research could benefit the Fund more than others.

•

The Fund may be subject to conflicts of interest if it engages in principal transactions with RBC, to the extent permitted by law. RBC may have a potentially conflicting division of loyalties and responsibilities to the parties in these transactions.

•

Where RBC advises both sides of a transaction (i.e., in a cross-transaction) there may be potential conflicts of interest or regulatory issues relating to these transactions that could limit RBC’s decision to engage in these transactions for the Fund. RBC may have a potentially conflicting division of loyalties and responsibilities to the parties in such transactions and has developed policies and procedures in relation to such transactions and conflicts. Cross-transactions may disproportionately benefit some accounts relative to other accounts due to the relative amount of market savings obtained by the accounts. Any principal, cross- or agency cross-transactions will be effected in accordance with fiduciary requirements and applicable law.

•	RBC’s participation in certain markets or its actions for particular clients could also restrict or affect the Fund’s ability to transact in those markets.
•

Potential conflicts of interest also exist when RBC has certain overall investment limitations on positions in securities or other financial instruments due to, among other things, investment restrictions imposed upon RBC by law, regulation, contract or internal policies. They could prevent the Fund from purchasing particular securities or financial instruments, even if such securities or financial instruments would otherwise meet the Fund’s objectives.

•

RBC performs certain valuation services related to securities and assets in the Fund. RBC may value an identical asset differently than another division or unit within RBC values the asset. RBC may also value an identical asset differently in different accounts or the Fund.

•

Conflicts of interest may arise in the voting of proxies with, for instance, different teams voting proxies differently or RBC voting differently than its affiliates, or the advice given by its affiliates to their clients (more information on proxy voting is available at page 32 within the Proxy Voting section).

•

Subject to applicable law, RBC may, from time to time and without notice to investors, in-source or outsource certain processes or functions in connection with a variety of services that it provides to the Fund in its administrative or other capacities. Such in-sourcing or outsourcing may give rise to additional conflicts of interest.

•

RBC and the Fund maintain codes of ethics and personal account dealing policies and procedures (collectively, the “Codes”). The Codes are intended to ensure that the interests of shareholders and other clients are placed ahead of any personal interest, that no undue personal benefit is obtained from a person’s employment activities and that actual and potential conflicts of interest are avoided. The Codes are designed to detect and prevent improper personal trading. The Codes permit personnel subject to the Codes to invest in securities, including securities that may be purchased, sold or held by the Fund, subject to a number of restrictions and controls, including prohibitions against purchases of securities in an initial public offering and a pre-clearance requirement.

•

RBC and/or its affiliates may, to the extent permitted by applicable regulations, contribute to various non-cash and cash arrangements to promote the sale of Fund shares as well as sponsor various educational programs, sales contests and/or promotions. RBC and its affiliates may also pay for the travel expenses, meals, lodging and entertainment of intermediaries and their salespersons and guests in connection with educational, sales and promotional programs, subject to applicable regulations. Other compensation may also be offered from time to time to the extent not prohibited by applicable laws or regulations. Such arrangements may give rise to potential conflicts of interest.

•

To the extent permitted by applicable regulations, RBC may recommend that the Fund engage in securities transactions for which an affiliate of RBC serves as an underwriter, remarketing agent or liquidity provider.

•

RBC’s directors, executive officers and employees may also serve as directors, officers, employees or registered persons of one or more affiliates of RBC. RBC’s Codes and related policies are designed to mitigate the conflicts of interest that exist between the allocation of resources and time between entities and the obligations to RBC’s clients and the incentive to take actions that benefit one or more affiliates of RBC.

RBC and Fund have adopted policies and procedures designed to identify and mitigate the types of potential conflicts of interest discussed above, although they may be ineffective in doing so.

Potential Restrictions and Issues Related to Material Non-Public Information: The Adviser and its affiliates may acquire confidential or material non-public information, and as a result, the Adviser may be restricted from trading in certain securities and instruments. The Adviser will not be free to divulge, or to act upon, any such confidential or material non-public information and, due to these restrictions, the Adviser may be unable to initiate a transaction for the Fund’s account that it otherwise might have initiated. As a result, the Fund may be frozen in an investment position that it otherwise might have liquidated or closed out or may not be able to acquire a position that it might otherwise have acquired.

The Fund is required to show the dollar amount ranges of the portfolio managers’ beneficial ownership of shares of the Fund as of April 24, 2026:

Portfolio Manager	Dollar Range of Equity Securities in the Fund
Sid Chhabra	$0
Mark Shohet	$0
Ajeet Atwal	$0

REPURCHASE OF SHARES

To provide some liquidity to shareholders, the Fund makes quarterly offers to repurchase between 5% and 25% of its outstanding shares at NAV. Notices of each quarterly repurchase offer are sent to shareholders at least 21 days before the “Repurchase Request Deadline” (i.e., the date by which shareholders can tender their common shares in response to a repurchase offer). The Fund determines the NAV applicable to repurchases no later than 14 calendar days after the Repurchase Request Deadline (or the next business day, if the 14th calendar day is not a business day) (such calculation date, the “Repurchase Pricing Date”). The Fund expects to distribute payment to shareholders between one and three business days after the Repurchase Pricing Date and will distribute such payment no later than seven calendar days after such date. The Fund’s shares are not listed on any securities exchange, and the Fund anticipates that no secondary market will develop for its shares. Accordingly, you may not be able to sell shares when and/or in the amount that you desire. Thus, shares are appropriate only as a long-term investment. In addition, the Fund’s repurchase offers may subject the Fund and shareholders to special risks.

The section entitled “Share Repurchase Program” in the Prospectus discusses the type and timing of notice for repurchase offers, the effects of oversubscribed repurchase offers, the determination of the repurchase price, payment by the Fund for shares tendered in a repurchase offer, the effect of repurchase policies on the liquidity of the Fund, the consequences of repurchase offers and other details regarding the repurchase offers, including associated risks. The Fund’s fundamental policies with respect to repurchase offers are discussed in “Investment Restrictions” in this SAI.

See “Types of Investments and Related Risks – Repurchase Offers Risks” in the Prospectus for a description of the risks associated with the Fund’s repurchase offers. In addition, the repurchase of shares by the Fund will be a taxable event to shareholders. For a discussion of these tax consequences, see “Taxation” below.

Subject to its investment limitations, the Fund may borrow to finance the repurchase of shares or to make a tender offer. Interest on any borrowings to finance share repurchase transactions or the accumulation of cash by the Fund in anticipation of share repurchases or tenders will reduce the Fund’s net income and gains. Any share repurchase, tender offer or borrowing that might be approved by the Board would have to comply with the 1940 Act and the rules and regulations thereunder and other applicable law.

PORTFOLIO TRANSACTIONS

Pursuant to the Investment Advisory Agreement and Sub-Advisory Agreement, the Adviser or Sub-Adviser places orders for the purchase and sale of portfolio investments for the Fund’s accounts with brokers or dealers it selects in its discretion.

Purchases and sales of securities can be principal transactions in the case of debt securities and equity securities traded other than on an exchange. The purchase or sale of equity securities will frequently involve the payment of a commission to a broker-dealer who effects the transaction on behalf of the Fund. Debt securities normally will be purchased or sold from or to issuers directly or to dealers serving as market makers for the securities at a net price. Generally, money market securities are traded on a net basis and do not involve brokerage commissions. Under the 1940 Act, persons affiliated with the Fund, the Adviser, Sub-Adviser or the Distributor are prohibited from dealing with the Fund as a principal in the purchase and sale of securities unless a permissive order allowing such transactions is obtained from the SEC or the transaction complies with requirements of certain SEC rules applicable to affiliated transactions.

Trade Allocation and Aggregation

Investment decisions for the Fund, and for the other investment advisory clients of the Adviser and Sub-Adviser, are made with a view to achieving their respective investment objectives. Investment decisions are the product of many factors in addition to basic suitability for the particular client involved. Thus, a particular security may be bought or sold for certain clients even though it could have been bought or sold for other clients at the same time. Likewise, a particular security may be bought for one or more clients when one or more other clients are selling the security. In some instances, one client may sell a particular security to another client. At times, two or more clients may also simultaneously purchase or sell the same security. In these cases, the Sub-Adviser may combine or aggregate purchase

Fixed Income Aggregation & Allocation

Certain types of securities may be better suited for particular accounts given each account’s benchmarks and/or investment restrictions. In allocating orders to fixed income clients, RBC GAM-US will determine that securities are consistent with guidelines and a particular style of account. Specific account needs such as portfolio duration, sector allocation, security characteristics, cash positions and typical size of positions may also influence allocation. In most instances, bonds will be allocated on a pro-rata basis to those accounts with the best fit and need. Not all eligible accounts will participate in every available opportunity but the Adviser or Sub-Adviser will seek to treat them fairly over time.

For certain types of fixed income securities, the Adviser will aggregate purchase or sale orders across client accounts.

Trading Costs

Trading involves transaction costs. Transactions with dealers serving as primary market makers reflect the spread between the bid and asked prices. The Fund may purchase securities during an underwriting, which will include an underwriting fee paid to the underwriter. Purchases and sales of common stocks are generally placed by the Adviser or Sub-Adviser, as applicable, with broker-dealers which, in the judgment of the Adviser or Sub-Adviser, provide prompt and reliable execution at favorable security prices and reasonable commission rates.

The Adviser and Sub-Adviser are obligated to exercise their fiduciary obligations to seek best execution of the Fund’s transactions under the circumstances of the particular transaction. The Adviser and Sub-Adviser seek to satisfy their best execution obligations by creating the conditions under which best execution is most likely to occur, i.e., by following policies and procedures designed to achieve it. In effecting purchases and sales of portfolio securities for the account of the Fund, the Adviser and Sub-Adviser, as applicable, will seek the best execution of the Fund’s orders.

The Fund has no obligation to deal with any dealer or group of dealers in the execution of transactions in portfolio securities. Subject to policies established by the Board, the Adviser and Sub-Adviser, as applicable, are primarily responsible for portfolio decisions and the placing of portfolio transactions. In placing orders, it is the policy of the Adviser and Sub-Adviser, as applicable, to obtain the best results taking into account the broker-dealer’s general execution and operational facilities, the type of transaction involved and other factors such as the dealer’s risk in positioning the securities. While the Adviser and Sub-Adviser generally seek reasonably competitive spreads or commissions, the Fund will not necessarily be paying the lowest spread or commission available.

Broker-Dealer Selection

The Adviser’s or Sub-Adviser’s objective for each transaction is to seek the broker most capable of providing the brokerage services necessary in obtaining the best execution, while taking into consideration factors such as: ability to minimize trading costs, level of trading expertise, infrastructure, financial condition and counterparty risk, confidentiality provided by the broker-dealer, ability to facilitate liquidity, overall responsiveness, willingness to commit capital, regulatory history, competitiveness, execution quality, promptness of execution and ability to source securities. These considerations (and others as relevant) guide the selection of the appropriate venue (e.g., an electronic communication network or alternative trading system, a traditional broker, algorithm, or a crossing network) in which to place an order and the proper strategy with which to trade.

The Adviser or Sub-Adviser may not consider sales of RBC Fund shares as a factor in the selection of broker-dealers to execute portfolio transactions for the RBC Funds.

PROXY VOTING POLICY AND PROXY VOTING RECORD

The Fund is the beneficial owner of its portfolio securities, and therefore, the Board, acting on the Fund’s behalf, is responsible for voting proxies. The Adviser has been delegated the authority by the Board of Trustees to vote proxies with respect to the investments held by the Fund.

The Fund seeks to assure that proxies received by the Fund or its delegate are voted in the best interests of the Fund’s shareholders, and has accordingly adopted proxy voting policies and procedures on behalf of the Fund.

The Board fulfills its oversight responsibilities in a number of ways, including review and approval of the Fund’s Proxy Voting Policies and Procedures, annual review of the adequacy and effectiveness of implementation of the Fund’s Proxy Voting Policies and Procedures in connection with the Rule 38a-1 annual report and annual review and adoption of the Proxy Voting Guidelines.

The Board, after reviewing and concluding that such policies are reasonably designed to vote proxies in the best interests of the Fund’s shareholders, has approved and adopted the custom proxy voting guidelines of the Adviser. The Adviser reviews and updates these guidelines on an ongoing basis as corporate governance best practices evolve. While proxies will generally be voted in accordance with the guidelines, there may be circumstances where the Adviser believes it is in the best interests of the Fund’s shareholders to vote differently than as contemplated by the guidelines, or to withhold a vote or abstain from voting. If a portfolio manager or other personnel of the Adviser or Sub-Adviser would like to recommend that a particular proxy be voted in a manner different from the guidelines, such request shall be reviewed by the Adviser’s Proxy Voting Committee.

Institutional Shareholder Services Inc. (“ISS”) has been engaged by the Adviser and Fund for proxy research and voting services. The Adviser has satisfied itself that ISS has implemented adequate policies and procedures, including information barriers, to reasonably guard against and to resolve any conflicts of interest which may arise in connection with its provision of research analyses, vote recommendations and proxy voting services. Representatives of the Adviser’s Proxy Voting Committee conduct an annual review of ISS’s policies regarding the management of ISS conflicts of interest and present the results of such review to the Proxy Voting Committee.

The Adviser has no affiliation or material business, professional or other relationship with ISS.

Each year the Fund files its proxy voting record for the twelve-month period ended June 30 with the SEC on Form N-PX no later than August 31. The records can be obtained on the SEC’s website at www.sec.gov, without charge by calling the Fund at 1-800-422-2766 or on the Fund’s website at www.dfinview.com/usrbcgam.

TAXATION

The tax information set forth in the Prospectus and the information in this section relates solely to U.S. federal income tax law and assumes that the Fund qualifies as a regulated investment company (“RIC,” as discussed below). Such information is only a summary of certain key federal income tax considerations affecting the Fund and its shareholders and is in addition to the information provided in the Prospectus. No attempt has been made to present a complete explanation of the U.S. federal tax treatment of the Fund or the tax implications to shareholders. The discussions here and in the Prospectus are not intended as substitutes for careful tax planning.

This “Taxation” section is based on the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations in effect on the date of the Prospectus. Future legislative or administrative changes or court decisions may significantly change the tax rules applicable to the Fund and its shareholders. Any of these changes or court decisions may have a retroactive effect.

All investors should consult their own tax advisors as to the federal, state, local and foreign tax consequences of an investment in the Fund.

Qualification as a Regulated Investment Company

The Fund intends, for each tax year, to qualify as a RIC under the Code.

Federal Income Tax Consequences of Qualification

As a RIC, the Fund will not be subject to federal income tax on the portion of its investment company taxable income (that is, taxable interest, dividends, net short-term capital gains and other taxable ordinary income, net of expenses) and net capital gain (that is, the excess of net long-term capital gains over net short-term capital losses) that it distributes to shareholders. To be subject to tax as a RIC, generally the Fund must satisfy the following requirements:

•  The Fund must distribute an amount at least equal to the sum of 90% of its investment company taxable income, determined without regard to any deduction for dividends paid, and 90% of its net tax-exempt interest, if any, each tax year (certain distributions made by the Fund after the close of its tax year are considered distributions attributable to the previous tax year for purposes of satisfying this requirement (“Distribution Requirement”)).

•   The Fund must derive at least 90% of its gross income each tax year from dividends, interest, payments with respect to securities loans, and gains from the sale or other disposition of securities, or other income (including gains from options and futures contracts) derived from its business of investing in securities and net income derived from interests in qualified publicly traded partnerships (“QPTPs”).

•   The Fund must satisfy the following asset diversification test at the close of each quarter of the Fund’s tax year: (1) at least 50% of the value of the Fund’s assets must consist of cash, cash items, U.S. Government securities, securities of other RICs, and securities of other issuers (as to which the Fund has not invested more than 5% of the value of the Fund’s total assets in securities of an issuer and as to which the Fund does not hold more than 10% of the outstanding voting securities of the issuer); and (2) no more than 25% of the value of the Fund’s total assets may be invested in the securities of any one issuer (other than U.S. Government securities and securities of other RICs), or in two or more issuers which the Fund controls and which are engaged in the same or similar trades or businesses, or in the securities of one or more QPTPs.

While the Fund presently intends to make cash distributions (including distributions reinvested in Fund shares) for each tax year in an aggregate amount sufficient to satisfy the Distribution Requirement and eliminate federal income tax, the Fund may use “equalization accounting” (in lieu of making some or all cash distributions) for those purposes. To the extent that the Fund uses equalization accounting it will allocate a portion of its undistributed investment company taxable income and net capital gain to repurchases of Fund shares and will correspondingly reduce the amount of such income and gain that it distributes in cash. If the IRS determines that the Fund’s allocation is improper and that the Fund has under-distributed its income and gain for any tax year, the Fund may be liable for federal income and/or excise tax, and, if the Distribution Requirement has not been met, it may also be unable to continue to qualify for treatment as a RIC (see discussion below on what happens if the Fund fails to qualify for RIC treatment).

If the Fund retains any net capital gains for reinvestment, it may elect to treat such capital gains as having been distributed to shareholders. If the Fund makes such an election, each shareholder will be required to report its share of such undistributed net capital gains attributed to the Fund as long-term capital gain and will be entitled to claim its share of the U.S. federal income taxes paid by the Fund on such undistributed net capital gains as a credit against its own U.S. federal income tax liability, if any, and to claim a refund on a properly-filed U.S. federal income tax return to the extent that the credit exceeds such liability. In addition, each shareholder will be entitled to increase the adjusted tax basis of its Shares by the difference between its share of such undistributed net capital gain and the related credit. There can be no assurance that the Fund will make this election if it retains all or a portion of its net capital gain for a tax year.

The Fund is permitted to carry forward a net capital loss to offset its capital gain indefinitely. The excess of the Fund’s net short-term capital loss over its net long-term capital gain is treated as a short-term capital loss arising on the first day of the Fund’s next taxable year and the excess of the Fund’s net long-term capital loss over its net short-term capital gain is treated as a long-term capital loss arising on the first day of the Fund’s next taxable year. If future capital gain is offset by carried-forward capital losses, such future capital gain is not subject to Fund-level U.S. federal income tax, regardless of whether it is distributed to shareholders. Accordingly, the Fund does not expect to distribute any such offsetting capital gain. If the Fund were to experience an ownership change as defined under the Code, the capital loss carryforwards and other favorable tax attributes of the Fund, if any, may be subject to limitation. The Fund cannot carry back or carry forward any net operating losses.

Failure to Qualify

If for any tax year the Fund does not qualify as a RIC, all of its taxable income (including its net capital gain) will be subject to tax at regular corporate rates without any deduction for dividends paid to shareholders, and the dividends will generally be taxable to the shareholders as ordinary income to the extent of the Fund’s current and accumulated earnings and profits. In addition, the Fund could be required to recognize unrealized gains, pay taxes and make distributions (any of which could be subject to interest charges) before re-qualifying for taxation as a RIC. If the Fund fails to satisfy either the income test or asset diversification test described above, in certain cases, however, the Fund may be able to avoid losing its status as a RIC by timely providing notice of such failure to the IRS, curing such failure and possibly paying an additional tax or penalty.

Failure to qualify as a RIC would thus have a negative impact on the Fund’s income and performance. It is possible that the Fund will not qualify as a RIC in any given tax year.

Fund Distributions

The Fund anticipates distributing substantially all of its investment company taxable income and net tax-exempt interest (if any) for each tax year. Distributions paid to shareholders generally would be characterized as ordinary income. A portion of these distributions may qualify for the dividends-received deduction when paid to certain corporate shareholders.

A portion of the Fund’s distributions paid to individual shareholders may be treated as “qualified dividend income,” and may be subject to a maximum federal income tax rate of either 15% or 20% (depending on whether the individual’s income exceeds certain threshold amounts). A distribution is treated as qualified dividend income to the extent that the Fund receives dividend income from taxable domestic corporations and certain qualified foreign corporations, provided that holding period and other requirements are met by the Fund and the shareholder. To the extent the Fund’s distributions are attributable to other sources, such as interest or capital gains, such distributions are not treated as qualified dividend income.

Given the Fund’s investment strategies, it is not expected that a significant portion of the Fund’s dividends will be eligible to be reported as qualified dividend income or as eligible for the dividends-received deduction.

Certain distributions reported by the Fund as Section 163(j) interest dividends may be treated as interest income by shareholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j) of the Code. Such treatment by the shareholder is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that the Fund is eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of the Fund’s business interest income over the sum of the Fund’s (i) business interest expense and (ii) other deductions properly allocable to the Fund’s business interest income.

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from the Fund and net gains from repurchases or other taxable dispositions of Fund shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

The Fund anticipates distributing substantially all of its net capital gain for each tax year. These distributions generally are made only once a year, usually in November or December, but the Fund may make additional distributions of net capital gain at any time during the year. These distributions to shareholders generally would be characterized as long-term capital gain, regardless of how long such shareholders have held the shares. These distributions do not qualify for the dividends-received deduction.

The Fund intends to operate, each year, using a fiscal and taxable year ending  September 30.

Distributions by the Fund that exceed its earnings and profits will be treated as a return of capital. Return of capital distributions reduce a shareholder’s tax basis in the shares and are treated as gain from the sale of the shares to the extent such shareholder’s basis would otherwise be reduced below zero.

All distributions by the Fund will be treated in the manner described above regardless of whether the distribution is paid in cash or reinvested in additional shares of the Fund. If a shareholder receives distributions in the form of additional shares, such shareholder will be treated as receiving a distribution in an amount equal to the amount of cash that could have been received instead of shares.

A shareholder may purchase shares with a NAV at the time of purchase that reflects undistributed net investment income or recognized capital gain, or unrealized appreciation in the value of the assets of the Fund. Distributions of these amounts are taxable to shareholders in the manner described above, although the distribution economically constitutes a return of capital to the shareholder.

Ordinarily, shareholders are required to take distributions by the Fund into account in the year in which they are made. A distribution declared in October, November or December of any calendar year and payable to shareholders of record on a specified date in those months, however, is deemed to be paid by the Fund and received by such shareholders on December 31 of that calendar year if the distribution is actually paid in January of the following year.

The Fund will send shareholders information annually as to the federal income tax consequences of distributions made (or deemed made) during the year.

The Fund will be treated as a “publicly offered regulated investment company” (within the meaning of Section 67 of the Code) if either (i) shares of the Fund are held by at least 500 persons at all times during a taxable year, (ii) shares of the Fund are treated as regularly traded on an established securities market or (iii) shares of the Fund are continuously offered pursuant to a public offering (within the meaning of section 4 of the Securities Act of 1933, as amended). If the Fund is not treated as a publicly offered regulated investment company for any calendar year, for purposes of computing the taxable income of U.S. shareholders that are individuals, trusts or estates, (i) the Fund’s earnings will be computed without taking into account such U.S. shareholders’ allocable shares of the management fees paid to the Fund’s investment adviser and certain of the Fund’s other expenses, (ii) each such U.S. shareholder will be treated as having received or accrued a dividend from the Fund in the amount of such U.S. shareholder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. shareholder will be treated as having paid or incurred such U.S. shareholder’s allocable share of these fees and expenses for the calendar year, and (iv) each such U.S. shareholder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. shareholder. Miscellaneous itemized deductions generally are not deductible by a U.S. shareholder that is an individual, trust or estate and are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code.

Certain Tax Rules Applicable to Fund Transactions

For federal income tax purposes, when put and call options purchased by the Fund expire unexercised, the premiums paid by the Fund give rise to short- or long-term capital losses at the time of expiration (depending on the length of the respective exercise periods for the options). When put and call options written by the Fund expire unexercised, the premiums received by the Fund give rise to short-term capital gains at the time of expiration. When the Fund exercises a call, the purchase price of the underlying security is increased by the amount of the premium paid by the Fund. When the Fund exercises a put, the proceeds from the sale of the underlying security are decreased by the premium paid. When a put or call written by the Fund is exercised, the purchase price (selling price in the case of a call) of the underlying security is decreased (increased in the case of a call) for tax purposes by the premium received.

Some of the debt securities that may be acquired by the Fund may be treated as debt securities that are issued with original issue discount (“OID”). Generally, the amount of the OID is treated as interest income and is included in income over the term of the debt security, even though payment of that amount is not received until a later time, usually when the debt security matures. Additionally, some of the debt securities that may be acquired by the Fund in the secondary market may be treated as having market discount. Generally, any gain recognized on the disposition of, and any partial payment of principal on, a debt security having market discount is treated as ordinary income to the extent the gain, or principal payment, does not exceed the “accrued market discount” on such debt security. The Fund may make one or more of the elections applicable to debt securities having market discount, which could affect the character and timing of recognition of income. The Fund generally will be required to distribute dividends to shareholders representing discount on debt securities that is currently includable in income, even though cash representing such income may not have been received by the Fund. Cash to pay such dividends may be obtained from sales proceeds of securities held by the Fund.

The Fund may invest a portion of its net assets in below investment grade instruments. Investments in these types of instruments may present special tax issues for the Fund. U.S. federal income tax rules are not entirely clear about issues such as when the Fund may cease accruing interest, OID or market discount; when and to what extent deductions may be taken for bad debts or worthless instruments; how payments received on obligations in default should be allocated between principal and income; and whether exchanges of debt obligations in a bankruptcy or workout context are taxable. These and other issues will be addressed by the Fund to the extent necessary to seek to ensure that it distributes sufficient income so that it does not become subject to U.S. federal income or excise tax.

Certain listed options, regulated futures contracts and forward currency contracts are considered “Section 1256 contracts” for Federal income tax purposes. Section 1256 contracts held by the Fund at the end of each tax year are “marked to market” and treated for federal income tax purposes as though sold for fair market value on the last business day of the tax year. Gains or losses realized by the Fund on Section 1256 contracts generally are considered 60% long-term and 40% short-term capital gains or losses. The Fund can elect to exempt its Section 1256 contracts that are part of a “mixed straddle” (as described below) from the application of Section 1256 of the Code.

Any option, futures contract or other position entered into or held by the Fund in conjunction with any other position held by the Fund may constitute a “straddle” for federal income tax purposes. A straddle of which at least one, but not all, the positions are Section 1256 contracts, may constitute a “mixed straddle.” In general, straddles are subject to certain rules that may affect the character and timing of the Fund’s gains and losses with respect to straddle positions by requiring, among other things, that: (1) the loss realized on disposition of one position of a straddle may not be recognized to the extent that the Fund has unrealized gains with respect to the other position in such straddle; (2) the Fund’s holding period in straddle positions be suspended while the straddle exists (possibly resulting in a gain being treated as short-term capital gain rather than long-term capital gain); (3) the losses recognized with respect to certain straddle positions which are part of a mixed straddle and which are non-Section 1256 contracts be treated as 60% long-term and 40% short-term capital loss; (4) losses recognized with respect to certain straddle positions which would otherwise constitute short-term capital losses be treated as long-term capital losses; and (5) the deduction of interest and carrying charges attributable to certain straddle positions may be deferred. Various elections are available to the Fund, which may mitigate the effects of the straddle rules, particularly with respect to mixed straddles. In general, the straddle rules described above do not apply to any straddles held by the Fund if all of the offsetting positions consist of Section 1256 contracts.

Under the Code, gains or losses attributable to fluctuations in exchange rates that occur between the time the Fund accrues interest or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time the Fund actually collects such receivables or pays such liabilities are treated as ordinary income or ordinary loss. Similarly, gains or losses from the disposition of foreign currencies, from the disposition of debt securities denominated in a foreign currency, or from the disposition of a forward contract, futures contract or similar financial instrument denominated in a foreign currency that are attributable to fluctuations in the value of the foreign currency between the date of acquisition of the asset and the date of disposition also are treated as ordinary income or loss. These gains or losses, referred to under the Code as “Section 988” gains or losses, increase or decrease the amount of the Fund’s investment company taxable income available to be distributed to its shareholders as ordinary income, rather than increasing or decreasing the amount of the Fund’s net capital gain.

The Fund may invest in shares of foreign corporations (including equity interests in certain CLOs) that may be treated as passive foreign investment companies (“PFICs”) under the Code. In general, a foreign corporation is treated as a PFIC if at least one-half of its assets constitute investment-type assets or 75% or more of its gross income is investment-type income. If the Fund receives a so-called “excess distribution” with respect to PFIC stock, the Fund itself may be subject to a tax on a portion of the excess distribution, whether or not the corresponding income is distributed by the Fund to shareholders. In general, under the PFIC rules, an excess distribution is treated as having been realized ratably over the period during which the Fund held the PFIC shares. The Fund itself will be subject to tax on the portion, if any, of an excess distribution that is so allocated to prior Fund tax years and an interest factor will be added to the tax as if the tax had been payable in such prior tax years. Certain distributions from a PFIC as well as gain from the sale of PFIC shares are treated as excess distributions. Excess distributions are characterized as ordinary income even though, absent application of the PFIC rules, certain excess distributions might have been characterized as capital gain.

The Fund may be eligible to elect alternative tax treatment with respect to PFIC shares. Under an election that currently is available in some circumstances (a qualified electing fund, or “QEF”, election), the Fund generally would be required to include in its gross income its share of the earnings of a PFIC on a current basis, regardless of whether distributions are received from the PFIC in a given tax year. If this election were made, the special rules, discussed above, relating to the taxation of excess distributions, would not apply.

Alternatively, the Fund may elect to mark to market its PFIC shares at the end of each taxable year, with the result that unrealized gains would be treated as though they were realized and reported as ordinary income. Any mark-to-market losses would be deductible as ordinary losses to the extent of any net mark-to-market gains included in income in prior tax years.

Because the application of the PFIC rules may affect, among other things, the character of gains, the amount of gain or loss and the timing of the recognition of income with respect to PFIC shares, as well as subject the Fund itself to tax on certain income from PFIC shares, the amount that must be distributed to shareholders, and which will be taxed to shareholders as ordinary income or long-term capital gain, may be increased or decreased substantially as compared to a fund that did not invest in PFIC shares. The Fund’s income inclusion with respect to a PFIC with respect to which the Fund has made a QEF election, is generally treated as qualifying income for purposes of determining the Fund’s ability to be subject to tax as a RIC if (A) there is a current distribution out of the earnings and profits of the PFIC that are attributable to such income inclusion or (B) such inclusion is derived with respect to the Fund’s business of investing in stock, securities or currencies.

If the Fund holds more than 10% of the interests treated as equity for U.S. federal income tax purposes in a foreign corporation that is treated as a controlled foreign corporation (“CFC”) (including equity tranche investments and certain debt tranche investments in a CLO treated as a CFC), the Fund may be treated as receiving a deemed distribution (taxable as ordinary income) each tax year from such foreign corporation in an amount equal to the Fund’s pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains), whether or not such foreign corporation makes an actual distribution during such year. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of such foreign corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Shareholders. A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (actually or constructively) 10% or more of the combined value or voting power of all classes of shares of a corporation. If the Fund is treated as receiving a deemed distribution from a CFC, the Fund will be required to include such distribution in the Fund’s investment company taxable income regardless of whether the Fund receives any actual distributions from such CFC, and the Fund must distribute such income to satisfy the distribution requirements applicable to RICs. The Fund’s income inclusion with respect to a CFC is generally treated as qualifying income for purposes of determining the Fund’s ability to be subject to tax as a RIC either if (A) there is a current distribution out of the earnings and profits of the CFC that are attributable to such income inclusion or (B) such inclusion is derived with respect to the Fund’s business of investing in stock, securities or currencies.

The Fund might invest directly or indirectly in residual interests in real estate mortgage investment conduits (“REMICs”) or equity interests in taxable mortgage pools (“TMPs”). Under a notice issued by the IRS in October 2006 and Treasury regulations that have not yet been issued (but may apply with retroactive effect), a portion of the Fund’s income from a real estate investment trust (“REIT”) that is attributable to the REIT’s residual interest in a REMIC or a TMP (referred to in the Code as an “excess inclusion”) will be subject to federal income tax in all events. This notice also provides, and the regulations are expected to provide, that excess inclusion income of a RIC, such as the Fund, will generally be allocated to shareholders of the RIC in proportion to the dividends received by such shareholders with the same consequences as if the shareholders held the related REMIC or TMP residual interest directly.

In general, excess inclusion income allocated to shareholders (i) cannot be offset by net operating losses (subject to a limited exception for certain thrift institutions) and (ii) will constitute unrelated business taxable income (“UBTI”) to entities (including a qualified pension plan, an individual retirement account, a 401(k) plan, a Keogh plan or other tax-exempt entity) subject to tax on UBTI, thereby potentially requiring such an entity that is allocated excess inclusion income and otherwise might not be required to file a tax return to file a tax return and pay tax on such income. In addition, because the Code provides that excess inclusion income is ineligible for treaty benefits, a RIC must withhold tax on excess inclusions attributable to its foreign shareholders at a 30% rate of withholding, regardless of any treaty benefits for which a shareholder is otherwise eligible.

Any investment in residual interests of a CMO that has elected to be treated as a REMIC can create complex tax problems, especially if the Fund has state or local governments or other tax-exempt organizations as shareholders. Under current law, the Fund serves to block UBTI from being realized by its tax-exempt shareholders. Notwithstanding the foregoing, a tax-exempt shareholder will recognize UBTI by virtue of its investment in the Fund if shares in the Fund constitute debt-financed property in the hands of the tax-exempt shareholder within the meaning of Section 514(b) of the Code. Furthermore, a tax-exempt shareholder may recognize UBTI if the Fund recognizes “excess inclusion income” derived from direct or indirect investments in REMIC residual interests or TMPs if the amount of such income recognized by the Fund exceeds the Fund’s investment company taxable income (after taking into account deductions for dividends paid by the Fund).

In addition, special tax consequences apply to charitable remainder trusts (“CRTs”) that invest in RICs that invest directly or indirectly in residual interests in REMICs or in TMPs. Under legislation enacted in December 2006, a CRT, as defined in Section 664 of the Code, that realizes UBTI for a tax year is subject to an excise tax annually of an amount equal to such UBTI. Under IRS guidance issued in October 2006, a CRT will not recognize UBTI solely as a result of investing in the Fund that recognizes “excess inclusion income.” Rather, if at any time during any tax year a CRT (or one of certain other tax-exempt shareholders, such as the U.S., a state or political subdivision, or an agency or instrumentality thereof, and certain energy cooperatives) is a record holder of a share in the Fund that recognizes “excess inclusion income,” then the Fund will be subject to a tax on that portion of its “excess inclusion income” for the tax year that is allocable to such shareholders at the highest federal corporate income tax rate. The extent to which this IRS guidance remains applicable in light of the December 2006 legislation is unclear. To the extent permitted under the 1940 Act, the Fund may elect to specially allocate any such tax to the applicable CRT, or other shareholder, and thus reduce such shareholder’s distributions for the tax year by the amount of the tax that relates to such shareholder’s interest in the Fund. The Fund has not yet determined whether such an election will be made. CRTs are urged to consult their tax advisors concerning the consequences of investing in the Fund.

Federal Excise Tax

A 4% nondeductible excise tax is imposed on a RIC that fails to distribute in each calendar year an amount at least equal to the sum of: (1) 98% of its ordinary taxable income (taking into account certain deferrals and elections) for the calendar year; (2) 98.2% of its capital gain net income (adjusted for certain ordinary losses) for the one-year period ended on October 31 of the calendar year; and (3) all ordinary taxable income and capital gains for previous years that were not distributed or taxed during such years and on which the RIC did not incur any federal income tax. The balance of the Fund’s income must be distributed during the next calendar year. The Fund will be treated as having distributed any amount on which it is subject to income tax for any tax year ending in the calendar year.

For purposes of calculating the excise tax, the Fund is generally required to: (1) reduce its capital gain net income (but not below its net capital gain) by the amount of any net ordinary loss for the calendar year; and (2) exclude foreign currency gains and losses (and certain other ordinary gains and losses) incurred after October 31 of any tax year in determining the amount of ordinary taxable income for the current calendar year. The Fund will include such gains and losses incurred after October 31 in determining ordinary taxable income for the succeeding calendar year.

The Fund intends to make sufficient distributions of its ordinary taxable income and capital gain net income prior to the end of each calendar year to avoid liability for the excise tax. Investors should note, however, that the Fund might in certain circumstances be required to liquidate portfolio investments to make sufficient distributions to avoid the imposition of any excise tax liability.

Sale, Exchange or Repurchase of Shares

In general, shareholders will recognize gain or loss on the sale, exchange or repurchase of Fund shares in an amount equal to the difference between the proceeds of the sale, exchange or repurchase and your adjusted tax basis in the shares. All or a portion of any loss so recognized may be disallowed if a shareholder purchases (for example, by reinvesting dividends) shares of the same Fund within 30 days before or after the sale, exchange or repurchase (a “wash sale”). If disallowed, the loss will be reflected in an upward adjustment to the basis of the shares purchased. In general, any gain or loss arising from the sale, exchange or repurchase of Fund shares will be considered capital gain or loss and will be long-term capital gain or loss if the shares were held for longer than one year. Any capital loss arising from the sale, exchange or repurchase of shares held for six months or less, however, will be treated as a long-term capital loss to the extent of the amount of distributions of net capital gain received on such shares. In determining the holding period of such shares for this purpose, any period during which a shareholder’s risk of loss is offset by means of options, short sales or similar transactions is not counted. Capital losses in any tax year are deductible only to the extent of capital gains plus, in the case of a non-corporate taxpayer, $3,000 of ordinary income.

The repurchase or transfer of shares may result in a taxable gain or loss to a tendering shareholder. Different tax consequences may apply for tendering and non-tendering shareholders in connection with a repurchase offer. For example, if a shareholder does not tender all of his or her shares, such repurchase may not be treated as a sale or exchange for U.S. federal income tax purposes, and may result in deemed distributions to a non-tendering shareholder. On the other hand, shareholders holding shares as capital assets who tender all of their shares (including shares deemed owned by shareholders under constructive ownership rules) will be treated as having sold their shares and generally will recognize capital gain or loss. The amount of the gain or loss will be equal to the difference between the amount received for the shares and the shareholders’ adjusted tax basis in the relevant shares. Such gain or loss generally will be a long-term capital gain or loss if the shareholder has held such shares as capital assets for more than one year. Otherwise, the gain or loss will be treated as short-term capital gain or loss.

The Fund (or its administrative agent) is required to report to the IRS and furnish to shareholders the cost basis information for sale transactions of shares. Shareholders may elect to have one of several cost basis methods applied to their account when calculating the cost basis of shares sold, including average cost, FIFO (“first-in, first-out”) or some other specific identification method. Unless a shareholder instructs otherwise, the Fund will use average cost as its default cost basis method. The cost basis method a shareholder elects may not be changed with respect to a repurchase of shares after the settlement date of the repurchase. Shareholders should consult with their tax advisors to determine the best cost basis method for their tax situation. Shareholders that hold their shares through a financial intermediary should contact such financial intermediary with respect to reporting of cost basis and available elections for their accounts.

Backup Withholding

The Fund will be required in certain cases to withhold and remit to the U.S. Treasury at a rate under current law of 24% of taxable distributions and the proceeds of repurchases of shares paid to a shareholder if such shareholder: (1) has failed to provide his, her or its correct taxpayer identification number; (2) is otherwise subject to backup withholding by the IRS for failure to report the receipt of interest or dividend income properly; or (3) has failed to certify to the Fund that he, she or it is not subject to backup withholding or that it is a C corporation or other “exempt recipient.” Backup withholding is not an additional tax; rather, any amounts so withheld may be credited against a shareholder’s federal income tax liability or refunded if proper documentation is provided.

State and Local Taxes

The tax rules of the various states of the U.S. and their local jurisdictions with respect to an investment in the Fund can differ from the federal income taxation rules described above. These state and local rules are not discussed herein. Shareholders are urged to consult their own tax advisors as to the consequences of state and local tax rules with respect to an investment in the Fund.

Foreign Income Tax

Investment income received by the Fund from sources within foreign countries as well as gains or the proceeds from the sale or other disposition of foreign securities may be subject to foreign income taxes withheld at the source. The United States has entered into tax treaties with many foreign countries that may entitle the Fund to a reduced rate of such taxes or exemption from taxes on such income. It is impossible to know the effective rate of foreign tax in advance since the amount of the Fund’s assets to be invested within various countries cannot be determined. If more than 50% of the value of the Fund’s total assets at the close of its tax year consists of stocks or securities of foreign corporations, the Fund will be eligible and intends to file an election with the IRS to pass through to its shareholders the amount of foreign taxes paid by the Fund subject to certain exceptions. However, there can be no assurance that the Fund will be able to do so. Pursuant to this election, a shareholder will be required to: (1) include in gross income (in addition to taxable dividends actually received) his, her or its pro rata share of foreign taxes paid by the Fund; (2) treat his, her or its pro rata share of such foreign taxes as having been paid by him, her or it; and (3) either deduct such pro rata share of foreign taxes in computing his, her or its taxable income or treat such foreign taxes as a credit against federal income taxes. A shareholder may be subject to rules that limit or reduce his, her or its ability to fully deduct, or claim a credit for, his, her or its pro rata share of the foreign taxes paid by the Fund.

Foreign Shareholders

The foregoing discussion relates only to Federal income tax law as applicable to U.S. persons (i.e., U.S. citizens and residents and U.S. corporations, partnerships, trusts and estates).

Taxation of a shareholder who, as to the United States, is a nonresident alien individual, foreign trust or estate, or foreign corporation (“foreign shareholder”) depends on whether the income from the Fund is “effectively connected” with a U.S. trade or business carried on by such shareholder. If the income from the Fund is not effectively connected with a U.S. trade or business carried on by a foreign shareholder, ordinary income dividends (including distributions of any net short-term capital gains) will generally be subject to U.S. federal withholding tax at the rate of 30% (or lower treaty rate) upon the gross amount of the dividend. Such a foreign shareholder would generally be exempt from U.S. federal income tax on gains realized on the sale of shares of the Fund and on distributions of net long-term capital gains (including amounts retained by the Fund which are reported as undistributed capital gains) that are reported as capital gain dividends unless such a foreign shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. If the income from the Fund is effectively connected with a U.S. trade or business carried on by a foreign shareholder, then ordinary income dividends, capital gain dividends and any gains realized upon the sale of shares of the Fund will be subject to U.S. federal income tax at the rates applicable to U.S. citizens or domestic corporations. Foreign shareholders may also be subject to U.S. federal withholding tax on deemed income resulting from any election by the Fund to treated qualified foreign taxes as passed through to shareholders (as described above) but may not be able to claim a U.S. tax credit or deduction with respect to such taxes.

Properly reported dividends received by a foreign shareholder are generally exempt from U.S. federal withholding tax when they (a) are paid in respect of the Fund’s “qualified net interest income” (generally, the Fund’s U.S. source interest income, reduced by expenses that are allocable to such income), or (b) are paid in connection with the Fund’s “qualified short-term capital gains” (generally, the excess of the Fund’s net short-term capital gain over the Fund’s long-term capital loss for such taxable year). However, depending on the circumstances, the Fund may report all, some or none of the Fund’s potentially eligible dividends as such qualified net interest income or as qualified short-term capital gains, and a portion of the Fund’s distributions (e.g. interest from non-U.S. sources or any foreign currency gains) may be ineligible for this potential exemption from withholding.

A foreign shareholder who fails to furnish the proper IRS Form W-8, or an acceptable substitute, may be subject to backup withholding on dividends (including capital gain dividends) and on the proceeds of redemptions and exchanges of shares of the Fund.

Payments of income dividends to a shareholder that is either a foreign financial institution (“FFI”) or a non- financial foreign entity (“NFFE”) within the meaning of the Foreign Account Tax Compliance Act (“FATCA”) may be subject to a generally nonrefundable 30% withholding tax. FATCA withholding tax generally can be avoided: (a) by an FFI, subject to any applicable intergovernmental agreement or other exemption, if it enters into a valid agreement with the IRS to, among other requirements, report required information about certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) by an NFFE, if it: (i) certifies that it has no substantial U.S. persons as owners or (ii) if it does have such owners, reports information relating to them. The Fund may disclose the information that it receives from its shareholders to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA. Withholding also may be required if a foreign entity that is a shareholder of the Fund fails to provide the Fund with appropriate certifications or other documentation concerning its status under FATCA.

Shareholders who are not U.S. persons should consult their tax advisors regarding U.S. and foreign tax consequences of ownership of shares of the Fund including the application of U.S. estate tax.

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

A “principal shareholder” is any person who owns of record or beneficially 5% or more of any class of the Fund. Shareholders holding greater than 25% interest in the Fund may be deemed to be a “control person” of the Fund for purposes of the 1940 Act. As of the date of this SAI, other than the initial shareholder, there were no principal shareholders or control persons of the Fund, and all Trustees and officers as a group owned beneficially less than 1% of the Fund’s shares.

OTHER SERVICE PROVIDERS

Administrator and Transfer Agent

The Bank of New York Mellon (“BNY” or the “Administrator”, 103 Bellevue Parkway, 2nd Floor, Wilmington, Delaware 19809, provides certain administrative and fund accounting services to the Fund pursuant to Fund Administration and Accounting Agreement.

U.S. Bank Global Fund Services (the “Transfer Agent”), 615 E. Michigan Street, Milwaukee, WI 53202, serves as the transfer agent for the Fund.

Pursuant to the Fund’s agreements with the Administrator and the Transfer Agent, the Administrator and the Transfer Agent each receive fees from the Fund for services performed as administrator and fund accountant, and transfer agent.

Custodian

U.S. Bank, N.A., 1555 N. Rivercenter Drive, Suite 302, Milwaukee, Wisconsin 53212, serves as custodian for the Fund.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC” or the “Auditor”) has been selected as the independent registered public accounting firm for the Fund. The Auditor’s address is 45 South Seventh Street, Suite 3400, Minneapolis, Minnesota 55402. The Auditor will perform an annual audit of the Fund’s financial statements and will provide financial, tax and accounting services as requested.

Legal Counsel

Dechert LLP, located at 1900 K Street, NW, Washington, D.C. 20006, serves as legal counsel to the Fund.

Distributor

Quasar Distributors, LLC (the “Distributor” or “Quasar”), located at 190 Middle Street, Suite 301, Portland ME 04101, serves as the Fund’s principal underwriter in a continuous public offering of the Fund’s shares. Pursuant to a distribution agreement between the Fund and Quasar (the “Distribution Agreement”), Quasar acts as the Fund’s principal underwriter and distributor, provides certain administration services and arranges for the sale of the Fund’s shares. Quasar is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority (“FINRA”).

The Distribution Agreement between the Fund and Quasar had an initial term of two years and subsequently will continue in effect only if such continuance is specifically approved at least annually by the Board or by vote of a majority of the Fund’s outstanding voting securities and, in either case, by a majority of the Independent Trustees. The Distribution Agreement is terminable without penalty by the Fund upon a 60-day written notice when authorized either by a majority vote of the Fund’s shareholders or by vote of a majority of the Board, including a majority of the Independent Trustees, or by Quasar upon a 60-day written notice, and will automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

Pursuant to the Fund’s agreement with the Distributor, the Distributor receives fees from the Fund for services performed as the distributor of Shares.

DISTRIBUTION PLAN

The Fund has adopted a Master Distribution Plan (the “Plan”) in accordance with rule 12b-1 under the 1940 Act. Under the Plan, Class T is authorized to pay expenses directly or reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of Fund shares subject to an annual limit of up to 0.50% of the average daily net assets attributable to Class T shares of the Fund. Currently, the Board has approved an annual limit of 0.50% for Class T shares. Class I shares and Class  A shares of the Fund are not subject to fees under the Plan.

Plan fees are based on average annual daily net assets of Class T Shares. Up to 0.25% of each Plan fee may be designated as a Service Fee, as defined in applicable rules of FINRA. A Plan fee may be waived voluntarily, in whole or in part, by the Distributor, subject to applicable legal requirements.

Covered costs and expenses include: (i) advertising by radio, television, newspapers, magazines, brochures, sales literature, direct mail or any other form of advertising; (ii) expenses of sales employees or agents of the Distributor, including salary, commissions, travel and related expenses; (iii) payments to broker-dealers and financial institutions for services in connection with the distribution of shares, including fees calculated with reference to the average daily NAV of shares held by shareholders who have a brokerage or other service relationship with the broker-dealer or institution receiving such fees; (iv) costs of printing prospectuses and other materials to be given or sent to prospective investors; and (v) such other similar services as an executive officer of the Trust determines to be reasonably calculated to result in the sale of shares of the Fund.

The Plan contains standard provisions conforming to the requirements of rule 12b-1, requiring quarterly reports to the Board regarding expenses under the Plan, and provisions regarding the commencement, continuation, amendment and termination of the Plan. Any agreement related to the Plan shall be in writing and contain standard provisions conforming to the requirements of rule 12b-1 regarding commencement, continuation, amendment and termination.

The Plan provides that it may not be amended to increase materially the costs that the Fund or a class of shares of the Fund may bear pursuant to the Plan without shareholder approval and that other material amendments of the Plan must be approved by the Board, and by the Independent Trustees who have no direct or indirect financial interest in the operation of the Plan or any related agreement (the “Plan Trustees”), by vote cast in person at a meeting called for the purpose of considering such amendments. The selection and nomination of the Trustees of the Fund have been committed to the discretion of the Trustees who are not “interested persons” of the Fund. The Plan was approved by the Board and by the Plan Trustees. The continuance of the Plan is subject to annual approval by the Trustees and the Plan Trustees. The Plan is terminable with respect to a class of shares of the Fund at any time by a vote of a majority of the Plan Trustees or by vote of the holders of a majority of the shares of the class. The Board has concluded that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

The Plan is designed to enhance distribution and sales of the Fund and increase assets in the Fund, benefiting Fund shareholders by permitting potential economies of scale in service provider fees.

Additional Payments. The Adviser may make additional payments, out of its own resources and at no additional cost to the Fund or its shareholders, to certain broker-dealers or other financial institutions, including affiliates of the Adviser (“Intermediaries”) in connection with: the provision of administrative services; the distribution of the Fund’s shares; and/or reimbursement of ticket or operational charges (fees that an institution charges its representatives for effecting transactions in the Fund’s shares). No one factor is determinative of the type or amount of such additional payments to be provided, and all factors are weighed in the assessment of such determination. Generally, no Intermediary is precluded from considering any of these factors in negotiating such additional payments on its behalf and, unless otherwise disclosed as a special arrangement, no Intermediary is precluded from negotiating the same or similar additional payments arrangement on the same terms as another Intermediary. The Adviser also may make inter-company payments out of its own resources, and at no additional cost to the Fund or shareholders, to RBC Capital Markets, LLC, in recognition of administrative and distribution-related services provided by RBC Capital Markets, LLC to shareholders. In addition, certain Intermediaries may receive fees from the Fund for providing recordkeeping and other services for individual shareholders and/or retirement plan participants. Financial consultants and other registered representatives of Intermediaries may receive compensation payments from their firms in connection with the distribution or servicing of Fund shares.

Shareholder Servicing Plan. The Fund has adopted a Shareholder Servicing Plan under which Class A shares and Class T shares pay to certain Financial Intermediaries a shareholder servicing fee for activities or expenses primarily intended to assist, support or service their clients who beneficially own or are record holders of Class A and Class T shares. Under the Shareholder Servicing Plan, Class A and Class T shares of the Fund pay a shareholder servicing fee that accrues at an annual rate up to 0.25%, which reduces the NAV of Class A and Class T shares. Because these fees are paid out of the Fund’s assets attributable to Class A and Class T Shares on an ongoing basis, over time, they will increase the cost of an investment in Class A and Class T shares, including causing the Class A and Class T shares to have a higher expense ratio, pay lower dividends and have a lower total return than Class I Shares. Class I Shares are not subject to any shareholder servicing fees.

OTHER MATTERS

Code of Ethics

The Fund, the Adviser and the Sub-Adviser have each adopted a code of ethics under Rule 17j-1 of the 1940 Act, each of which is designed to eliminate conflicts of interest between the Fund and personnel of the Fund, the Adviser, and the Sub-Adviser, respectively. The codes permit such personnel to invest in securities, including securities that may be purchased or held by the Fund, subject to certain limitations.

Registration Statement

This SAI and the Prospectus do not contain all the information included in the Fund’s registration statement filed with the SEC under the Securities Act with respect to the securities offered hereby. The registration statement, including the exhibits filed therewith, are available on the SEC’s website at www.sec.gov or may be examined at the office of the SEC in Washington, D.C.

Statements contained herein and in the Prospectus as to the contents of any contract or other documents are not necessarily complete, and, in each instance, are qualified by, reference to the copy of such contract or other documents filed as exhibits to the registration statement.

FINANCIAL STATEMENTS

Financial Statement

RBC BlueBay Enhanced Income Fund

Statement of Assets and Liabilities

April 1, 2026

Assets:
Cash Deferred offering costs (Note 2)	$100,000 113,794
Total Assets	$213,794

Liabilities:
Payable to Adviser (Note 2)	113,794
Total Liabilities	$113,794

Net Assets	$100,000

Net assets are comprised of:
Paid in capital, Class I shares	$100,000
Shares outstanding (unlimited number of shares authorized, no par value)	4,000
Net asset value per share	$25.00

See accompanying Notes to Financial Statement

RBC BlueBay Enhanced Income Fund

Notes to Financial Statement

April 1, 2026

Note 1. Organization

RBC BlueBay Enhanced Income Fund (the “Fund”) is a non-diversified, closed-end management investment company that operates as an “interval fund” and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Fund was organized as a Delaware statutory trust on September 23, 2025. The Fund has been inactive since that date except for matters relating to its organization and registration, including on April 1, 2026, the sale to RBC Global Asset Management (U.S.) Inc., the Fund’s investment adviser (“RBC GAM-US” or “Adviser”), a wholly owned subsidiary of Royal Bank of Canada (“RBC”), of 4,000 shares of Class I at a cost of $100,000.

The Fund’s investment objective is to provide total return primarily consisting of income.

Fund shares

The Declaration of Trust authorizes the issuance of an unlimited number of shares. The Fund intends to continuously offer three classes of shares: Class A shares, Class I shares and Class T shares under exemptive order relief obtained from the Securities and Exchange Commission (“SEC”) that permits the Fund to offer more than one class of shares.

Periodic repurchase offers

The Fund is an “interval fund”, which is designed to provide some liquidity to shareholders by making quarterly offers to repurchase between 5% and 25% of its outstanding shares at net asset value (“NAV”), pursuant to Rule 23c-3 under the 1940 Act. The Fund’s shares are not, and are not expected to be, listed for trading on a securities exchange and there is not expected to be a secondary trading market in the Fund’s shares.

Note 2. Summary of significant accounting policies

Basis of preparation

The Fund is an investment company that follows accounting and reporting guidance under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 946, Financial Services – Investment Companies (ASC 946). The financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Fund Management may also be required to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses for the period. Actual results could differ from those estimates.

Segment reporting

The Adviser’s Executive Committee and Fund Management collectively act as the chief operating decision maker (CODM) assessing performance and making decisions about resource allocation. The CODM has determined that the Fund has a single operating segment based on the fact that the CODM monitors the operating results of the Fund as a whole and its long-term strategic asset allocation is pre-determined in accordance with the terms of its prospectus, based on a defined investment strategy which is executed by the Fund’s portfolio managers as a team. The financial information provided to and reviewed by the CODM is consistent with that presented within the Fund’s financial statements.

Federal income tax status

The Fund intends to qualify each year as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code, as amended. As a RIC, the Fund generally will not be subject to federal income taxes on any ordinary income or capital gains that it distributes as dividends to shareholders. In addition, the Fund intends to distribute substantially all of its ordinary income and net capital gains, if any, in each calendar year such that Fund should not be subject to federal excise tax.

Organizational and offering costs

Organizational costs include, among other things, the cost of organizing as a Delaware statutory trust, including the cost of legal services and other fees pertaining to the Fund’s organization. These costs were paid by the Adviser and it does not currently intend to recoup these expenses from the Fund. The Fund’s initial offering costs included the preparation, review and filing with the Securities and Exchange Commission of the Fund’s registration statement (including the prospectus and Statement of Additional Information) and other fees associated with the Fund’s launch. These costs were paid by the Adviser on behalf of the Fund and the Adviser may seek recoupment of those costs under the terms of the Expense Limitation Agreement. The Fund treats offering costs as deferred charges until the Fund commences operations and thereafter will amortize such costs into expense over a 12-month period on a straight-line basis.

Indemnifications

Under the Fund’s organizational documents, each Trustee, officer, employee or other agent of the Fund is indemnified against certain liabilities that may arise out of their duties to the Fund. Additionally, in the normal course of business, the Fund enters into contracts, including the Fund’s servicing agreements, that contain a variety of indemnification clauses. The Fund’s maximum exposure under the arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

Note 3. Agreements and other transactions with affiliates

Investment advisory fee

The Fund has entered into an investment advisory agreement with RBC GAM-US under with RBC GAM-US manages each Fund’s assets and furnishes related office facilities, equipment, research and personnel. Pursuant to the agreement, RBC GAM-US is entitled to a fee consisting of two components – the Management Fee and the Incentive Fee. Effective upon the Fund’s commencement of operations, the Management Fee is calculated and payable monthly in arrears at the annual rate of 1.35% of average daily value of the Fund’s net assets.

The Incentive Fee will be calculated and payable quarterly in arrears based upon the Fund’s “pre-incentive fee net investment income” for the immediately preceding quarter, and is subject to a hurdle rate, expressed as a rate of return on the Fund’s net assets equal to 1.875% per quarter (or an annualized hurdle rate of 7.50%), subject to a “catch-up” feature. For this purpose, “pre-incentive fee net investment income” means interest income, dividend income and any other income earned or accrued during the calendar quarter minus the Fund’s operating expenses (which, for this purpose shall not include the Incentive Fee) for the quarter. For purposes of the Incentive Fee, net assets are calculated for the relevant quarter as the weighted average of the NAV of the Fund as of the first business day of each month therein. The weighted average NAV shall be calculated for each month by multiplying the NAV as of the beginning of the first business day of the month times the number of days in that month divided by the number of days in the applicable calendar quarter.

Expense limitation

The Adviser and the Fund have entered into an expense limitation agreement (the “Expense Limitation Agreement”) under which the Adviser has agreed to waive its Management Fee and/or make payments to keep total operating expenses (excluding certain fees such as investment-related costs, interest, taxes and acquired fund fees and expenses) at annual rates of 2.60% for Class A, 2.35% for Class I and 3.10% for Class T. The Expense Limitation Agreement is in place until January 31, 2027, and may not be terminated by the Adviser prior to that date. The agreement shall continue for additional one-year terms unless terminated or revised by the Fund’s Board of Trustees at any time or by the Adviser at the expiration of any one-year period. The Adviser is entitled to recoup from the Fund or class the fees and/or operating expenses waived or reimbursed during any of the previous three years, provided the Fund is able to do so and remain in compliance with the expense limitation in place at the time the fees were waived or expenses paid.

Investment sub-advisory fee

RBC Global Asset Management (UK) Limited (the “Sub-Adviser”), a wholly owned subsidiary of RBC, serves as the Fund’s investment sub-adviser. Pursuant to the investment sub-advisory agreement, the Sub-Adviser is entitled to a sub-advisory fee of 20% of the total advisory fee (consisting of the management fee and any incentive fee) paid to the Adviser by the Fund after deducting the amounts of any fees waived or Fund expenses paid by the Adviser for the Fund pursuant to the Expense Limitation Agreement then in place.

Note 4. Other service providers

The Bank of New York Mellon serves as the Fund’s administrator and accounting agent. U.S. Bank Global Fund Services serves as the Fund’s transfer agent. U.S. Bank N.A. serves as the custodian of the Fund’s assets.

Note 5. Subsequent events

Management has evaluated the impact of all subsequent events that have occurred through the date the financial statements were issued and has determined that there were no subsequent events requiring recognition or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of RBC BlueBay Enhanced Income Fund

Opinion on the Financial Statement

We have audited the accompanying statement of assets and liabilities of RBC BlueBay Enhanced Income Fund (the “Fund”) as of April 1, 2026, including the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Fund as of April 1, 2026 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Fund’s management. Our responsibility is to express an opinion on the Fund’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Fund in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of this financial statement in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 28, 2026

We have served as the auditor of one or more investment companies in RBC Funds since 2016.

PricewaterhouseCoopers LLP, 45 South Seventh Street, Suite 3400, Minneapolis, MN 55402 T: (612) 596 6000, www.pwc.com/us